UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 11-K

(Mark One)
☒      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

or

☐         TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 1-7657

A.           Full title of the plan and the address of the plan, if different from that of the issuer named below:

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN

B.             Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

AMERICAN EXPRESS COMPANY
200 Vesey Street
 New York, New York 10285

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule

*
Other supplemental schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable or not required.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of American Express Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of American Express Retirement Savings Plan (the “Plan”) as of December 31, 2018 and 2017 and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedule of assets (held at end of year) as of December 31, 2018 and the schedule of assets acquired and disposed of within year) for the year ended December 31, 2018 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 20, 2019

We have served as the Plan’s auditor since 2006.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statement of Net Assets Available for Benefits
as of December 31, 2018 and 2017

(Thousands)	2018	2017
Assets
Investments, at fair value:
Money market funds	$39,198	$55,811
Corporate debt instruments	84,623	91,782
Common stocks	1,823,770	2,074,740
U.S. Government and agency obligations	214,378	167,456
Common/collective trusts	1,622,061	1,311,735
Mutual funds	370,265	720,064
Self-directed brokerage accounts	123,618	147,313
Other investments	136,786	130,301
Total investments, at fair value	4,414,699	4,699,202

Fully benefit responsive investment contracts, at contract value	523,756	529,458
Due from brokers	3,439	2,526
Cash (non-interest bearing)	4,257	2,857
Receivables:
Notes receivable from participants	81,802	79,947
Investment income accrued	3,137	2,902
Employer contributions:
Profit sharing	62,277	109,553
Other than profit sharing	27,834	26,975
Total Assets	5,121,201	5,453,420

Liabilities
Accrued expenses	2,755	2,734
Due to brokers	7,526	4,476
Total Liabilities	10,281	7,210
Net assets available for benefits	$5,110,920	$5,446,210

See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Statement of Changes in Net Assets Available for Benefits
for the Year Ended December 31, 2018

(Thousands)	2018
Contributions
Employer
Profit sharing	$62,283
Other than profit sharing	134,476
Employee	172,342
Rollovers	13,718
Total contributions	382,819

Investment income
Net depreciation of investments	(330,176)
Interest and dividends	67,358
Other income	221
Total investment loss	(262,597)

Interest on notes receivable from participants	4,026
Total additions to net assets	124,248

Withdrawal payments	(445,097)
Administrative expenses	(14,441)
Total deductions to net assets	(459,538)

Net decrease in net assets available for benefits	(335,290)

Net assets available for benefits at beginning of year	5,446,210
Net assets available for benefits at end of year	$5,110,920

See accompanying notes to the financial statements.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

1.	Description of the Plan

General

The American Express Retirement Savings Plan (the “Plan”), which became effective June 11, 1973, is a defined contribution pension plan.  Under the terms of the Plan, regular full-time and certain part-time employees of American Express Company and its participating subsidiaries (the “Company”) can make elective contributions to the Plan beginning as soon as practicable after their date of hire, and eligible employees hired for the first time on or after January 1, 2017 are covered by the Plan’s automatic enrollment provisions.  Eligible employees can qualify to receive Company contributions, if any, upon completion of six months of service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The following is not a comprehensive description of the Plan, and therefore does not include all situations and limitations covered by the Plan.  The Plan Document (“Plan Document”) is the exclusive governing document and should be referred to for more complete information.

Administration

Wells Fargo Bank, N.A. is the Trustee and Recordkeeper for the Plan.  The Plan is administered by the Company’s Employee Benefits Administration Committee (“EBAC”) and the Company’s Retirement Savings Plan Investment Committee (“RSPIC”).  The Plan Document requires that the American Express Company Stock Fund be offered as an investment option, subject to compliance with ERISA.  RSPIC has the power to select the other investment options available under the Plan and the manner in which these investment options are invested.  Subject to Plan limits, RSPIC also has the power to appoint investment managers to make investment decisions.  Under the terms of the Plan Document, the members of EBAC and RSPIC are appointed by the Company’s Vice President, Benefits and Mobility.

Compensation

The participant compensation (commonly referred to as “Total Pay”) that is used in the calculation of Plan contributions generally includes an employee’s base pay plus overtime, shift differentials, most commissions and most cash incentives.  For participants above certain salary grades, as defined by the Plan, Total Pay does not include any incentive pay which, in the aggregate, is in excess of one times their base salary when calculating Company contributions.

For purposes of the Plan, compensation is limited to a participant’s regular cash remuneration up to a maximum of $275,000 in 2018 and $270,000 in 2017, before tax deductions and certain other withholdings.

Contributions

The Plan currently provides for the following contributions:

Elective Contributions
Each pay period, participants may make Before-Tax Contributions, Roth Contributions, and/or After-Tax Contributions up to 10% of eligible compensation, or a combination thereof, not to exceed 80% of their Total Pay, to the Plan through payroll deductions. Roth Contributions are a special type of after-tax contribution and are subject to most of the same rules as Before-Tax Contributions. The Internal Revenue Code of 1986, as amended (the “Code”) imposes a limitation that is adjusted annually for cost of living increases on participants’ pre-tax and Roth contributions to plans which are qualified under Code Section 401(k) and other specified tax-favored plans. For 2018 and 2017, this limit was $18,500 and $18,000, respectively, for participants under age 50 and $24,500 and $24,000, respectively, for participants age 50 or older. The Plan complied with non-discrimination requirements under the Code during 2018 and 2017 by utilizing the safe harbor design for deferrals and matching contributions in accordance with Sections 401(k)(12) and 401(m)(11) of the Code.

Eligible employees hired for the first time on or after January 1, 2017 are automatically enrolled to make Before-Tax Contributions equal to 3% of base pay, with a 1% automatic increase each year until the rate reaches 10%, unless the employee makes an alternative election to contribute at a different rate or opt out of automatic enrollment.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Company Matching Contributions
The Company matches 100% of a participant’s Before-Tax Contributions and/or Roth Contributions up to 6% of Total Pay after a participant’s completion of six months of service.

Profit Sharing Contributions
Upon a participant’s completion of six months of service, additional Company contributions may be made annually at the Company’s discretion which can be based, in part, on the Company’s performance. Participants must be employed on the last working day of the Plan year (or be disabled under the terms of the Plan) to be eligible for any Profit Sharing Contributions made for that Plan year. Profit Sharing Contributions to eligible participants are made regardless of whether the eligible participant contributes to the Plan. Profit Sharing Contributions comprised 3.00% and 5.50% of eligible participants’ Total Pay in 2018 and 2017, respectively.  The 2017 Profit Sharing Contribution included an annual contribution equal to 3.00% of Total Pay plus a 2.50% one-time contribution.

Qualified Non-Elective Contributions
The Company may make Qualified Non-Elective Contributions (“QNEC”). A QNEC is a discretionary, fully vested contribution. The Company may designate all or part of a Company profit sharing contribution as a QNEC. Alternatively, the Company may, in its sole discretion, make an additional contribution designated as a QNEC. Any QNECs are fully vested when made and distributable only under circumstances that permit distributions of Before-Tax Contributions or Roth Contributions (excluding hardship withdrawals). QNECs may be allocated as a uniform percentage of eligible compensation for designated employees and may be restricted to only such employees employed on the last day of the Plan year. Alternatively, the Company may direct that QNECs be allocated among specifically designated non-highly compensated employees in varying percentages of compensation as permitted by law.

Conversion Contributions
For eligible employees on the Company’s United States payroll or on unpaid leave of absence on July 1, 2007 and who generally commenced service prior to April 1, 2007, the Company has made Conversion Contributions equal to a percentage of compensation. The amount of the participant’s Conversion Contributions was based on his/her projected attained age plus completed years of service with the Company as of December 31, 2008.  Conversion Contributions ranged from 0.5% to 8.0% of Total Pay.  Effective January 1, 2018, the Company phased out Conversion Contributions.  No Conversion Contributions will be provided for periods after December 31, 2018.

Disability Contributions
Certain qualifying participants who become disabled, as defined by the Plan Document, are eligible to receive contributions similar to Company Conversion Contributions (discontinued for periods after December 31, 2018 as mentioned above), Profit Sharing Contributions and/or Matching Contributions.

Transfer of Account Balances
A participant’s account balance may be transferred among the Plan’s investment options upon receipt of instructions from the participant. Account balances may be allocated among the Plan’s investment options on a daily basis.

Participant Rollovers
A rollover contribution is a transfer to the Plan of a qualified distribution in accordance with the provisions of the Plan. Rollovers are accepted into the Plan, but are not subject to Company contributions.

In-Plan Roth Conversions
The Plan allows for in-Plan Roth conversions.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Vesting
Participants are immediately vested in their elective Before-Tax, Roth and After-Tax Contributions and rollovers, if any, as well as the investment earnings on the foregoing. Other contributions become vested as set forth below:

Company Matching Contributions
Company Matching Contributions and investment earnings thereon are immediately 100% vested.

Discretionary Profit Sharing Contributions
Profit Sharing Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

Qualified Non-Elective Contributions
QNECs are immediately 100% vested and investment earnings thereon are immediately 100% vested.

Conversion Contributions
Conversion Contributions and investment earnings thereon are 100% vested after the earlier of three years of service or, if still employed by the Company or an affiliate, at or after attainment of age 65, disability or death.

Disability Contributions
Disability Contributions are immediately 100% vested.

Forfeitures
Forfeitures of terminated participants’ non-vested accounts, as well as amounts attributable to outstanding checks as to which the payee cannot be located, are used to pay Plan expenses or to reduce future Company contributions.  Amounts attributable to uncashed checks may, in accordance with EBAC’s direction, be allocated wholly or partly to a reserve to cover future claims for these benefits or be treated in accordance with the normal rules for forfeitures. Forfeited non-vested balances were $1.6 million and $1.1 million as of December 31, 2018 and 2017, respectively. Accrued 2018 Profit Sharing Contributions made to the Plan in March 2019 were reduced by $1.0 million from forfeited account balances. Profit Sharing Contributions made to the Plan in March 2018 were reduced by $0.8 million from forfeited account balances.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts and Plan assets will be distributed in accordance with the Plan Document.

Notes Receivable from Participants
Notes receivable from participants (loans) are carried at their unpaid principal balance plus any accrued but unpaid interest.  Participants are allowed to apply for a loan from the Plan for a minimum amount of $500 up to the lesser of $50,000 or 50% of their vested balance, subject to certain restrictions set forth in the Plan and the Code.  General purpose loans are limited to terms of 59 months.  Loans to purchase a principal residence have a maximum term of 359 months.  Loan repayment amounts, including principal and interest, are deducted each pay period and allocated to participants’ investment accounts in accordance with the election in effect for new contributions at the time of repayment.  Terminated participants who have an outstanding loan may make arrangements with the Recordkeeper to pay the loan in full, or make installment payments.  If arrangements are not made for the payment of the outstanding loan balance, the loan amount will be considered in default and the outstanding loan balance will be offset from the account balance, subject to income tax regulations.

Loans are collateralized by the participant’s remaining vested account balance and the interest rate is fixed for the life of the loan.  The interest rate determination is based on the prime rate plus one percentage point.  In the event of a loan default, the loan is treated as a distribution (i.e., as an early withdrawal of funds from the Plan for tax purposes), which subjects the participant to income tax plus any penalties imposed by the Code based on the loan balance.  If the participant is still employed, the loan balance is taxed as a “deemed distribution” but remains outstanding as an obligation of the participant until it is either repaid or the participant terminates employment.  In the event of a termination, either voluntary or involuntary, the loan balance is treated as an actual distribution and deducted from the participant’s Plan account balance.  Loans outstanding to participants at December 31, 2018, carried interest rates varying from 3.25% to 9.50% and will mature at various dates through March 2049.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Tax Deferrals
As long as the Plan remains qualified and the related Trust (the “Trust”) remains tax exempt, amounts invested in the Plan through Before-Tax Contributions and Company contributions and rollovers, as well as the investment earnings on such amounts, are not subject to federal income tax until distributed to the participant. After-Tax Contributions are taxed when contributed, with earnings taxed upon distribution. Roth Contributions are taxed when contributed, and earnings on Roth Contributions and rolled-in Roth amounts qualify for tax-free distribution if a participant (i) reaches age 59-1/2, dies or becomes disabled (as defined by federal law) and (ii) has a Roth Contribution account with the Plan (or another plan from which a direct rollover of Roth contributions is received) for at least five taxable years. If those conditions are not met, earnings on Roth Contributions are taxed when distributed. Amounts that are converted to Roth status through an in-plan Roth conversion are taxed when converted (with the exception of After-Tax Contributions; however, earnings on After-Tax Contributions are subject to tax when converted), and thereafter are subject to the Roth taxation rules.

Distributions and Withdrawals
Upon termination of employment due to disability, death or retirement at or after attainment of the Plan’s normal retirement age (65), participants or their beneficiaries are fully vested and eligible to receive a distribution of the full value of their accounts. If employment ends for other reasons, participants are eligible to receive a distribution of their vested account balance. When employment ends, participants (or their beneficiaries) may elect to receive their vested balance as a lump sum cash amount, American Express Company common shares, if applicable, shares of any investment available through the Self-Directed Brokerage Account (“SDA”), if applicable, or a combination of cash and shares. If the account balance is greater than $1,000, a participant may elect to defer distribution until April 1st of the year following the year in which the participant attains age 70-1/2. If the account balance is $1,000 or less, a distribution will be made in a lump sum following the end of employment. Participants may request a withdrawal of all or a portion of their vested account balance subject to limitations under the terms of the Plan and certain tax penalties imposed by the Code. Distributions and withdrawals are recorded when paid. Distributions may be rolled over to a qualified Individual Retirement Account (“IRA”) or other qualified employer retirement plan, if that plan allows rollovers.

Expenses
The Company, in its discretion, may pay certain administrative expenses, with any expenses not paid by the Company being charged to the Plan.  Expenses related to separately managed investment funds are generally paid out of the applicable investment funds.  Fees, commissions, and other charges and administrative expenses that are attributable to the investment funds as a whole are generally paid from the Plan. All such expenses that are paid by the Plan are included within the administrative expenses on the Statement of Changes in Net Assets Available for Benefits.  Fees and expenses incurred indirectly by the Plan from the underlying mutual funds and collective trusts in which the Plan may invest are not included in the Statement of Changes in Net Assets Available for Benefits as expenses, but reduce the asset value of that mutual fund or collective trust.  Additional expenses are associated with the SDA, and participants electing to invest through the SDA are charged directly for these fees through their SDA.

Wells Fargo Institutional Retirement & Trust charges the Plan for recordkeeping of participant accounts, as well as trust and custody of plan assets. The Plan’s fee structure provides for a flat per-participant fee. The Plan’s investment adviser, NEPC, LLC, receives its compensation primarily in the form of a flat fee for its investment advisory services, which is paid by the Plan, plus an additional flat fee related to the oversight of the asset allocation of the Retirement Funds, which is charged to the Plan’s Retirement Funds on a pro rata basis. Additionally, as described in Note 8, the Plan reimburses the Company for direct expenses (salary and benefit costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent providing services to the Plan.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

2.	Summary of Significant Accounting Policies

Use of Estimates

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Accounting estimates are an integral part of the financial statements. These estimates are based, in part, on management’s assumptions concerning future events. Among the more significant assumptions are those that relate to fair value measurements. These accounting estimates reflect the best judgment of management, but actual results could differ.

Investment Valuation and Income Recognition

Investments are generally reported at fair value, with the exception of fully benefit responsive investment contracts, which are reported at contract value.  Investments traded on securities exchanges, including common and preferred stocks, are valued at the year-end closing market prices or, in the absence of a closing price, the last reported trade price at the financial statement date. The fair value of the Plan’s corporate debt instruments, U.S. Government and agency securities, municipal bonds and foreign bonds, is valued using a variety of observable market inputs, depending on the type of security being priced, and are obtained from pricing services engaged by the Plan’s Trustee.  See Note 3 (Fair Value Measurements) for a detailed discussion of the valuation techniques.

Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis.  As required by the Plan, all dividend and interest income is reinvested into the same investment option in which the dividends and interest income arose, provided that restrictions may apply to investments held under the SDA, and with the exception of the American Express Company Stock Fund, which is an investment option and an Employee Stock Ownership Plan (“ESOP”).  The ESOP holds shares of American Express Company stock on behalf of participants.  Dividends are automatically reinvested in the American Express Company Stock Fund, unless participants elect that the dividends paid with respect to their interest in the fund be distributed in cash.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Subsequent Events

The Plan has evaluated subsequent events for potential recognition and disclosure through the date the financial statements were issued. There were no subsequent events to report.

Recently Issued Accounting Standards

In August 2018, the Financial Accounting Standards Board (FASB) issued new accounting guidance on fair value disclosures, effective January 1, 2020, with early adoption permitted. The guidance amends the disclosure requirements primarily around Level 3 fair value measurements and transfers between levels of the fair value hierarchy; adding new disclosure requirements, eliminating some existing disclosure requirements and modifying others. New disclosure requirements, as well as any modifications of disclosures, require prospective application and all other amendments must be applied retrospectively to all periods presented. The Plan elected to early adopt the guidance which did not have a significant impact on the Plan’s disclosures.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

3.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date, based on the Plan’s principal or, in the absence of a principal, most advantageous market for the specific asset or liability.

GAAP provides for a three-level hierarchy of inputs to valuation techniques used to measure fair value, defined as follows:

•	Level 1 – Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan can access.

•
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:

–	Quoted prices for similar assets or liabilities in active markets;
–	Quoted prices for identical or similar assets or liabilities in markets that are not active;
–	Inputs other than quoted prices that are observable for the asset or liability; and
–	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 – Inputs that are unobservable and reflect the Plan’s own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

The Plan monitors the market conditions and evaluates the fair value hierarchy levels at least annually.

The Plan corroborates the prices provided by its Trustee’s pricing services to test their reasonableness by comparing their prices to valuations from a different pricing source. In instances where price discrepancies are identified between different pricing sources, the Plan would evaluate such discrepancies to ensure that the prices used for its calculation represent the fair value of the underlying investment securities.

Financial Assets Carried at Fair Value
Financial assets disclosed in the tables below represent two types of assets. Assets held in funds (either mutual funds or common/collective trusts) are disclosed in the table according to the appropriate fund category (the underlying securities of those funds are not disclosed separately). Assets held in separate accounts (which are wholly owned by the Plan) are disclosed according to the appropriate category of the individual securities of those separately managed accounts; these individual securities include common stocks and fixed income securities. As such, the classification of financial assets in the table does not correspond to the classification of the investment options available to Plan participants, as discussed in Note 4 (Investments).

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2018:

Description (Thousands)	Total	Level 1	Level 2
Money market funds	$39,198	$39,198	$	―
Corporate debt instruments	84,623	―		84,623
Common stocks	1,823,770	1,823,770		―
Common/Collective trusts	769,204	―		769,204
U.S. Government and agency obligations	214,378	―		214,378
Mutual funds	370,265	370,265		―
Self-directed brokerage accounts	123,618	123,618		―
Other investments	136,786	―		136,786
Total assets in the fair value hierarchy	$3,561,842	$2,356,851		$1,204,991
Common/collective trusts measured at net asset value ("NAV")	852,857
Total investments, at fair value	$4,414,699

The following table summarizes the Plan’s financial assets measured at fair value on a recurring basis, categorized by GAAP’s valuation hierarchy (as described above), as of December 31, 2017:

Description (Thousands)	Total	Level 1	Level 2
Money market funds	$55,811	$55,811	$	―
Corporate debt instruments	91,782	―		91,782
Common stocks	2,074,740	2,074,740		―
Common/Collective trusts	806,203	―		806,203
U.S. Government and agency obligations	167,456	―		167,456
Mutual funds	720,064	720,064		―
Self-directed brokerage accounts	147,313	147,313		―
Other investments	130,301	―		130,301
Total assets in the fair value hierarchy	$4,193,670	$2,997,928		$1,195,742
Common/collective trusts measured at NAV	505,532
Total investments, at fair value	$4,699,202

Valuation Techniques Used in the Fair Value Measurement of Financial Assets Carried at Fair Value
For the financial assets measured at fair value on a recurring basis (categorized in the valuation hierarchy table above), the Plan applies the following valuation techniques:

Level 1:

•	Money market funds are valued at NAV, which represents the exit price.
•
Investments in American Express Company common stock, other stock and active publicly traded equity securities are valued at the official closing price of U.S. public exchanges or, if there is no official closing price that day, at the last reported trade price at the financial statement date.

•
Mutual funds held within the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940. These investments are required to make publicly available the daily NAV of the fund and to transact at this price. Hence, open-end mutual funds transact at quoted prices. In addition, the mutual funds held by the Plan are actively traded.

•
The Plan’s self-directed brokerage accounts are primarily comprised of mutual funds and in some cases Ameriprise Financial common stock, and are valued at fair value using the corresponding valuation techniques as previously described.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Level 2:
•
The fair values for the Plan’s corporate debt instruments, U.S. Government and agency obligations (which also include state and local government obligations) and Other investments (asset-backed securities, foreign sovereign debt and private placement bonds), are obtained primarily from pricing services engaged by the Plan’s Trustee. The fair values provided by the pricing service are estimated using pricing models, where the inputs to those models are based on observable market inputs or recent trades of similar securities. The inputs to the valuation techniques applied by the pricing service vary depending on the type of security being priced but are typically benchmark yields, benchmark security prices, credit spreads, prepayment speeds, reported trades, and broker-dealer quotes, all with reasonable levels of transparency.  The Trustee does not apply any adjustments to the pricing models used. In addition, the Plan did not apply any adjustments to the prices received from the pricing services for 2018 and 2017.  The Plan reaffirms its understanding of the valuation techniques used by the Trustee’s pricing services at least annually. The Plan classifies the prices obtained from the pricing services within Level 2 of the fair value hierarchy because the underlying inputs are directly observable from active markets or recent trades of similar securities in inactive markets. However, the pricing models used do entail a certain amount of subjectivity, and therefore differing judgments in how the underlying inputs are modeled could result in different estimates of fair value.

•
Common/collective trusts are investment funds formed by the pooling of investments by institutional investors, such as a group of not necessarily affiliated pension or retirement plans, typically with the intention of achieving cost savings over similar investment options such as mutual funds. Common/collective trusts are similar to mutual funds, with a named investment manager and documented investment objective.  These investments, however, are not registered with the SEC (unlike mutual funds, which are registered with the SEC), and participation is not open to the public.  The NAV is measured by the custodian or investment manager as of the close of regular daily trading and is corroborated with observable inputs provided by pricing services for the securities. To the extent the NAV is made publicly available, these common/collective trusts are classified within level 2 of the fair value hierarchy and the NAVs represent the exit price for the funds.

Level 3:

There are no Level 3 securities held by the Plan.

Assets Measured at NAV:

For common/collective trusts whose NAVs are communicated only to investors in the trusts and are not publicly available, the NAVs are being used as practical expedient for fair value and represent the exit price for the funds.

The fair values of the financial instruments are estimates based upon the market conditions and perceived risks as of December 31, 2018 and 2017, and require management judgment. The Plan’s valuation techniques used to measure the fair value of its investments may produce fair values that may not be indicative of a future sale, or reflective of future fair values. The use of different techniques to determine the fair value of these types of investments could result in different estimates of fair value at the reporting date.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

4.	Investments

The investment options available to participants include nine core investment options (the “Core Investment Options”), of which five are actively managed and four are passively managed (also known as index funds).  In addition, target date funds (the “Retirement Funds”) that invest in a mix of the actively managed Core Investment Options based on target retirement dates are also available, and the age-appropriate Retirement Fund for the year in which a participant turns 65 generally serves as the Plan’s “default investment” to the extent a participant does not have a valid investment election on file.  Additional investment options include an SDA and the American Express Company Stock Fund. A participant may currently elect to invest contributions in any combination of investment options in increments of 1% and change investment elections for future contributions on any business day the New York Stock Exchange is open.  Participants are only able to allocate 10% of their future contributions to the American Express Company Stock Fund, and transfers of balances from other investment options into the American Express Company Stock Fund are only permitted to the extent the participant’s investment in the American Express Company Stock Fund after the transfer does not exceed 10% of the participant’s overall Plan balance.  Special rules and restrictions may apply to the SDA.

A brief description of the investment options available to participants at December 31, 2018, is set forth below:

Core Investment Options
RSPIC has created five actively managed Core Investment Options to provide diversified and actively managed options to participants. Four of these actively managed Core Investment Options (The Diversified Bond Fund, The U.S. Large-Cap Equity Fund, The U.S. Small/Mid-Cap Equity Fund, and The International Equity Fund) represent a broad asset class (e.g., U.S. Large-Cap Equity, U.S. Small/Mid-Cap Equity, Bonds, etc.) using several managers (and in some cases, also including a passively managed component) within each Fund. These actively managed Core Investment Options seek to outperform a broad market index by buying and selling a limited number of investments (stocks, bonds, or other investments) using the underlying investment managers’ investment management skills.

The actively managed Stable Value Fund invests in diversified pools of U.S. Government and agency fixed income securities together with book value wrap agreements issued by creditworthy insurance companies or banks with the objective to protect a participant’s original investment while offering a competitive rate of interest with minimum risk.

The Stable Value Fund holds a portfolio of book value wrap contracts that are fully benefit-responsive and comprised of both an investment and a contractual component. The investment component consists of units of common/collective trusts, fixed income strategies and a portfolio of actively managed fixed income securities, referred to as the Stable Value Fund assets. Under the book value wrap contracts, the book value wrap provider is obligated to provide sufficient funds to cover participant benefit withdrawals and certain types of investment transfers regardless of the market value of the Stable Value Fund assets. A portion of the Stable Value Fund assets are held in a separate account at MetLife as a condition for MetLife to provide its life insurance separate account contract, which provides similar participant benefit payments as a book value wrap contract.  The assets in the MetLife separate account are not subject to the liabilities of the general account of MetLife. While the contracts are designed to protect the Stable Value Fund against interest rate risk, the Stable Value Fund is still exposed to risk if issuers of the Stable Value Fund assets default on payment of interest or principal, but this risk is mitigated because the underlying Stable Value Fund assets in the Stable Value Fund bond portfolio are backed by the U.S. Government. The contracts may not cover participant benefit payments at contract value upon the occurrence of certain events, described below, involving the Stable Value Fund, American Express as its plan sponsor (“Plan Sponsor”) or Ameriprise Trust Company, an affiliate of Ameriprise Financial, Inc., its investment manager.

Fully benefit-responsive book value wrap contracts held by a separately managed account created for a defined contribution plan are now required to be reported at contract value, rather than fair value, on the Statements of Net Assets. Contract value is the relevant measure for fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less participant withdrawals, and administrative expenses.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer and therefore also limit the ability of the Plan to transact at contract value with the participants of the Plan. These events may be different under each contract. Examples of such events include the following:

•	The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
•	Premature termination of the contracts;
•	Plan termination or merger;
•	Changes to the Plan’s administration of competing investment options; and
•	Bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations.

The Plan believes no such events are probable of occurring.

In addition, certain events allow the issuer to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•	An uncured violation of the Plan’s investment guidelines;
•	A breach of material obligation under the contract;
•	A material misrepresentation; and
•	A material amendment to the agreements without the consent of the issuer.

The Plan believes no such events are probable of occurring.

RSPIC has also created four passively-managed (index) Core Investment Options: The Diversified Bond Index Fund, The U.S. Large-Cap Equity Index Fund, The U.S. Small/Mid-Cap Equity Index Fund, and The International Equity Index Fund, which currently use a single index fund as the underlying investment in each Fund. Each passively-managed Core Investment Option seeks to mirror the investments and track the performance of a broad market index that includes hundreds or thousands of stocks or bonds. During 2018, RSPIC changed the investment vehicle for The Diversified Bond Index Fund, The U.S. Small/Mid-Cap Equity Index Fund, and The International Equity Index Fund from a mutual fund to a collective trust. The U.S. Large-Cap Equity Index Fund was already invested in a collective trust.

Self-Directed Accounts
The SDA gives participants the opportunity to invest in a wide variety of mutual funds in addition to the specific investment options mentioned above. Participants may request a Prospectus for any of the funds available through the SDA.

American Express Company Stock Fund
The Plan Document requires that this Fund be offered as an investment option under the Plan, subject to compliance with ERISA.  The American Express Company Stock Fund is an ESOP. This Fund invests primarily in American Express Company common shares and holds a small amount of cash or other short-term cash equivalents to meet requests for investment transfers, withdrawals, and distributions.  Participants have full voting rights for the common shares underlying the units that are allocated to the American Express Company Stock Fund.

A full, detailed description of the Plan’s investment options, and associated terms and conditions, is available to all participants.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

5.	Risks and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will continue to occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

6.	Income Tax Status

The Plan has received a favorable determination letter from the Internal Revenue Service (“IRS”) dated November 21, 2016, stating that the Plan is qualified under section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan has been amended after the period covered by the determination letter. Although the Plan has been amended since receiving the determination letter, the Company believes the Plan, as amended, is currently designed and being operated in compliance with the applicable requirements of the Code, and therefore, believes that the Plan, as amended, is qualified, the related trust is tax-exempt, and the Plan satisfies the requirements of Section 4975(e)(7) of the Code.
GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability or asset if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Company has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2018, there are no uncertain positions taken or expected to be taken that would require recognition of a liability, or asset, or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, the Plan is no longer subject to examination for tax years prior to 2016, which is the earliest open year for U.S. federal tax purposes.

7.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2018 and 2017:

(Thousands)	2018	2017
Net assets available for benefits per the financial statements	$5,110,920	$5,446,210
Difference between contract value and fair value of fully benefit-responsive investment contracts	(6,531)	(4,169)
Loans deemed distributed	(471)	(703)
Net assets available for benefits per the Form 5500	$5,103,918	$5,441,338

The following is a reconciliation of net income per the financial statements to Form 5500 for the year ended December 31, 2018:

(Thousands)	2018
Net decrease in net assets available for benefits per the financial statements	$(335,290)
Adjustment for difference between contract value and fair value of fully benefit-responsive investment contracts	(2,362)
Change in deemed distributions of participant loans	232
Net income per the Form 5500	$(337,420)

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Notes to Financial Statements

8.	Related Parties and Parties-In-Interest Transactions

The Plan allows for transactions with, and certain investments in, certain parties that may perform services for, or have fiduciary responsibilities to, the Plan, including Wells Fargo Bank, N.A., the Trustee, and its affiliates as well as investment managers appointed by RSPIC. Transactions with these parties are considered party-in-interest transactions, but not considered prohibited transactions under ERISA.  As noted in Supplemental Schedule H, Line 4i, the Plan held investments with parties-in-interest in Wells Fargo Bank, N.A. and its affiliates, Ameriprise Financial, Inc. and its affiliates, J.P. Morgan Investment Management, Inc. and its affiliates, and Vanguard Fiduciary Trust as of both December 31, 2018 and 2017, Fidelity Investment Management as of December 31, 2018, and the Vanguard Group as of December 31, 2017.  The Plan also held investments in Morgan Stanley and its affiliates, and Morgan Stanley became an investment manager and fiduciary in 2017. Notes Receivable from Participants, as discussed in Note 1 (Description of the Plan), are also considered party-in-interest transactions.

Additionally, the Company is considered a party-in-interest as well as a related party. As of December 31, 2018 and 2017, the Plan held 5,706,139 shares of American Express Company common stock valued at $544 million and 6,189,243 shares valued at $615 million, respectively. During the 2018 plan year the Plan acquired 86,046 shares of American Express Company common stock valued at $9 million through dividend reinvestments and sold 334,335 shares valued at $34 million.  The Plan reimburses the Company for direct expenses (salary and benefits costs) associated with a Company employee dedicated to servicing the Company’s qualified retirement plans for time spent providing services to the Plan.

SUPPLEMENTAL SCHEDULES

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	Money Market Funds
*	FIDELITY MM GOVT PORTFOLIO #57	39,199	39,198

	Corporate Debt Instruments
	21ST CENTY FOX AMER 7.625% 11/30/28	200	260
	ABBOTT LABORATORIES 3.875% 9/15/25	71	72
	ABBVIE INC 3.200% 11/06/22	50	49
	ABBVIE INC 4.500% 5/14/35	160	148
	ACE INA HOLDINGS 2.700% 3/13/23	200	195
	ACE INA HOLDINGS 3.350% 5/03/26	30	29
	AEP TRANSMISSION CO 4.000% 12/01/46	62	59
	AETNA INC 2.800% 6/15/23	42	40
	AFLAC INC 3.250% 3/17/25	200	195
	AGL CAPITAL CORP 5.250% 8/15/19	180	181
	AIR LEASE CORP 3.250% 3/01/25	81	74
	AIRCASTLE LTD 4.400% 9/25/23	130	128
	ALABAMA POWER CO 5.700% 2/15/33	200	232
	ALBEMARLE CORP 5.450% 12/01/44	50	50
	ALBERTA ENERGY CO LT 7.375% 11/01/31	50	58
	ALLERGAN INC 2.800% 3/15/23	620	594
	AMAZON.COM INC 2.800% 8/22/24	250	243
	AMAZON.COM INC 3.875% 8/22/37	110	106
	AMAZON.COM INC 4.800% 12/05/34	150	161
	AMER AIRLINE 16-2 AA 3.200% 6/15/28	180	169
	AMER AIRLINE 16-3 AA 3.000% 10/15/28	216	204
	AMER AIRLINE 17-1 AA 3.650% 2/15/29	64	63
	AMER AIRLINE 17-2B 3.700% 10/15/25	188	182
	AMER AIRLN 13-1 A PA 4.000% 7/15/25	75	74
	AMER AIRLN 14-1 A PT 3.700% 10/01/26	117	113
	AMERICAN FINANCIAL 3.500% 8/15/26	150	141
	AMERICAN HONDA FINAN 2.150% 3/13/20	100	99
	AMERICAN HONDA FINAN 2.450% 9/24/20	99	98
	AMERICAN HONDA FINAN 2.600% 11/16/22	150	146
	AMERICAN INTL GROUP 3.875% 1/15/35	200	172
	AMERICAN INTL GROUP 4.125% 2/15/24	200	201
	AMERICAN INTL GROUP 4.200% 4/01/28	55	53
	AMERICAN TOWER CORP 2.250% 1/15/22	100	96
	AMERICAN TOWER CORP 3.375% 10/15/26	56	52
	AMERICAN TOWER CORP 4.000% 6/01/25	100	98

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	AMERICAN WATER CAPIT 3.400% 3/01/25	152	150
*	AMERIPRISE FINANCIAL 2.875% 9/15/26	89	83
	AMERN AIRLINE 16-2 3.650% 6/15/28	20	19
	AMGEN INC 3.625% 5/15/22	100	101
	ANALOG DEVICES INC 3.125% 12/05/23	61	59
	ANALOG DEVICES INC 4.500% 12/05/36	95	90
	ANHEUSER-BUSCH INBEV 3.300% 2/01/23	636	618
	ANHEUSER-BUSCH INBEV 4.375% 4/15/38	190	170
	ANHEUSER-BUSCH INBEV 4.439% 10/06/48	50	43
	ANHEUSER-BUSCH INBEV 4.750% 4/15/58	115	100
	ANTHEM INC 3.350% 12/01/24	70	68
	ANTHEM INC 4.101% 3/01/28	140	137
	AON PLC 3.500% 6/14/24	100	98
	APACHE COPORATION 6.000% 1/15/37	28	29
	APPLE INC 2.700% 5/13/22	516	510
	APPLE INC 2.750% 1/13/25	150	144
	APPLE INC 2.850% 5/11/24	47	46
	APPLE INC 2.900% 9/12/27	124	116
	APPLE INC 3.000% 2/09/24	146	144
	APPLE INC 3.000% 6/20/27	131	125
	APPLE INC 3.200% 5/11/27	69	67
	APPLE INC 3.250% 2/23/26	80	78
	APPLE INC 3.350% 2/09/27	126	123
	APPLE INC 3.450% 5/06/24	95	95
	APPLE INC 3.750% 9/12/47	180	165
	APPLE INC 3.850% 8/04/46	129	120
	APPLE INC 4.500% 2/23/36	72	76
	ARC PROP OPER PART 4.600% 2/06/24	205	207
	ARROW ELECTRONICS IN 3.250% 9/08/24	66	61
	ARROW ELECTRONICS IN 3.875% 1/12/28	55	50
	ASSURANT INC 4.200% 9/27/23	105	105
	AT&T INC 3.400% 5/15/25	237	223
	AT&T INC 3.950% 1/15/25	196	192
	AT&T INC 4.125% 2/17/26	197	192
	AT&T INC 4.300% 2/15/30	326	308
	AT&T INC 4.900% 8/15/37	324	302
	AT&T INC 5.150% 11/15/46	200	186
	AT&T INC 5.250% 3/01/37	100	98
	AT&T INC 5.350% 9/01/40	300	291
	ATHENE HOLDINGS LTD 4.125% 1/12/28	115	104
	ATMOS ENERGY CORP 5.500% 6/15/41	100	114

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	AVALONBAY COMMUNITIE 2.850% 3/15/23	90	88
	AVALONBAY COMMUNITIE 3.450% 6/01/25	40	39
	BAKER HUGHES A GE CO 5.125% 9/15/40	50	48
	BALTIMORE GAS & ELEC 3.500% 8/15/46	70	62
	BANK OF AMERICA CORP 2.625% 10/19/20	450	445
	BANK OF AMERICA CORP 3.300% 1/11/23	481	474
	BANK OF AMERICA CORP 3.419% 12/20/28	659	616
	BANK OF AMERICA CORP 3.950% 4/21/25	300	291
	BANK OF MONTREAL 1.500% 7/18/19	78	77
	BANK OF MONTREAL 2.350% 9/11/22	120	116
	BANK OF NOVA SCOTIA 2.450% 9/19/22	200	193
	BANK OF NY MELLON CO 2.200% 8/16/23	100	95
	BANK OF NY MELLON CO 2.450% 11/27/20	78	77
	BANK OF NY MELLON CO 2.500% 4/15/21	55	54
	BANK OF NY MELLON CO 2.600% 8/17/20	229	227
	BARCLAYS PLC 3.684% 1/10/23	317	304
	BARCLAYS PLC 4.375% 1/12/26	200	190
	BAT CAPITAL CORP 4.390% 8/15/37	68	56
	BAXALTA INC 3.600% 6/23/22	15	15
	BAXALTA INC 5.250% 6/23/45	7	7
	BB&T CORPORATION 2.625% 6/29/20	180	178
*	BERKSHIRE HATHAWAY 5.750% 1/15/40	300	358
	BHP FIN USA LTD 6.420% 3/01/26	300	348
	BOSTON PROPERTIES LP 3.125% 9/01/23	30	29
	BOSTON PROPERTIES LP 3.200% 1/15/25	76	73
	BOSTON PROPERTIES LP 3.650% 2/01/26	74	72
	BP CAP MARKETS AMERI 3.017% 1/16/27	135	127
	BP CAP MARKETS AMERI 3.224% 4/14/24	140	137
	BP CAP MARKETS AMERI 3.245% 5/06/22	200	198
	BP CAPITAL MARKETS 3.279% 9/19/27	80	76
	BP CAPITAL MARKETS 3.814% 2/10/24	200	202
	BPCE SA 2.500% 7/15/19	250	249
	BRIXMOR OPERATING PA 3.850% 2/01/25	120	116
	BROOKFIELD FINANCE 3.900% 1/25/28	55	52
	BROOKFIELD FINANCE 4.700% 9/20/47	64	59
	BUCKEYE PARTNERS LP 5.850% 11/15/43	195	179
	BUNGE LTD FINANCE CO 3.500% 11/24/20	40	40
	BURLINGTN NORTH SANT 3.000% 3/15/23	400	397
	BURLINGTN NORTH SANT 3.650% 9/01/25	100	101
	BURLINGTON NORTH SAN 6.150% 5/01/37	60	73
	CAMPBELL SOUP CO 3.950% 3/15/25	110	105

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	CANADIAN NATL RESOUR 5.850% 2/01/35	200	212
	CANADIAN PACIFIC RR 5.750% 3/15/33	70	80
	CANADIAN PACIFIC RR 6.125% 9/15/15	10	12
	CAPITAL ONE FINANCIA 3.750% 4/24/24	200	195
	CAPITAL ONE FINANCIA 3.750% 7/28/26	88	81
	CAPITAL ONE FINANCIA 4.200% 10/29/25	60	58
	CARDINAL HEALTH INC 4.900% 9/15/45	39	35
	CATERPILLAR INC 6.050% 8/15/36	300	361
	CBS CORP 4.000% 1/15/26	292	283
	CELGENE CORP 3.625% 5/15/24	173	169
	CELGENE CORP 5.700% 10/15/40	91	97
	CENOVUS ENERGY INC 3.800% 9/15/23	150	145
	CENOVUS ENERGY INC 5.250% 6/15/37	47	41
	CENOVUS ENERGY INC 6.750% 11/15/39	90	88
	CENTERPOINT ENER HOU 3.000% 2/01/27	91	87
	CHARLES SCHWAB CORP 3.200% 3/02/27	150	143
	CHARTER COMM OPT LLC 4.908% 7/23/25	532	529
	CHARTER COMM OPT LLC 5.375% 4/01/38	48	45
	CHARTER COMM OPT LLC 6.384% 10/23/35	52	53
	CHARTER COMM OPT LLC 6.834% 10/23/55	70	71
	CHEVRON CORP 2.566% 5/16/23	210	205
	CHEVRON CORP 2.895% 3/03/24	81	79
	CHUBB INA HOLDINGS 2.875% 11/03/22	47	47
	CINCINNATI FINL CORP 6.920% 5/15/28	50	60
	CISCO SYSTEMS INC 1.850% 9/20/21	70	68
	CISCO SYSTEMS INC 2.200% 2/28/21	150	148
	CISCO SYSTEMS INC 2.950% 2/28/26	73	70
	CISCO SYSTEMS INC 3.000% 6/15/22	139	139
	CITIGROUP INC 2.750% 4/25/22	400	389
	CITIGROUP INC 3.200% 10/21/26	65	60
	CITIGROUP INC 4.400% 6/10/25	188	184
	CITIGROUP INC 4.450% 9/29/27	21	20
	CITIGROUP INC 4.750% 5/18/46	100	92
	CITIZENS BANK NA/RI 2.550% 5/13/21	250	245
	CITIZENS FINANCIAL 2.375% 7/28/21	20	20
	CITIZENS FINANCIAL 4.300% 12/03/25	47	46
	CLEVELAND ELECTRIC 5.950% 12/15/36	40	45
	CME GROUP INC 3.000% 3/15/25	200	195
	CMS ENERGY CORP 2.950% 2/15/27	39	36
	CMS ENERGY CORP 3.875% 3/01/24	180	181
	CNOOC FINANCE 2013 3.000% 5/09/23	400	386

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	COMCAST CORP 3.000% 2/01/24	58	57
	COMCAST CORP 3.150% 3/01/26	168	161
	COMCAST CORP 3.200% 7/15/36	200	172
	COMCAST CORP 3.375% 2/15/25	138	135
	COMCAST CORP 3.550% 5/01/28	97	94
	COMCAST CORP 3.900% 3/01/38	55	51
	COMCAST CORP 3.950% 10/15/25	157	159
	COMCAST CORP 4.200% 8/15/34	100	96
	COMCAST CORP 4.600% 10/15/38	190	192
	COMCAST CORP 4.950% 10/15/58	240	244
	COMCAST CORP 6.500% 11/15/35	123	147
	COMERICA BANK 4.000% 7/27/25	300	298
	COMMONWEALTH EDISON 3.650% 6/15/46	45	41
	COMMONWEALTH EDISON 3.750% 8/15/47	70	64
	COMMONWEALTH REIT 5.875% 9/15/20	350	359
	CONAGRA BRANDS INC 4.600% 11/01/25	65	65
	CONAGRA BRANDS INC 5.300% 11/01/38	140	132
	CONNECTICUT LIGHT & 3.200% 3/15/27	50	49
	CONNECTICUT LIGHT & 4.000% 4/01/48	53	52
	CONSTELLATION BRANDS 4.400% 11/15/25	75	75
	CONSTELLATION BRANDS 5.250% 11/15/48	40	40
	CONTL AIRLINES 2012- 4.000% 10/29/24	537	530
	CROWN CASTLE INTL CO 4.000% 3/01/27	24	23
	CROWN CASTLE INTL CO 4.875% 4/15/22	112	115
	CROWN CASTLE INTL CO 5.250% 1/15/23	70	73
	CSX CORP 6.000% 10/01/36	175	203
	CVS CAREMARK CORP 2.750% 12/01/22	60	58
	CVS CAREMARK CORP 4.000% 12/05/23	111	111
	CVS HEALTH CORP 4.100% 3/25/25	465	460
	CVS HEALTH CORP 4.300% 3/25/28	119	116
	CVS HEALTH CORP 4.780% 3/25/38	175	168
	CVS HEALTH CORP 5.050% 3/25/48	98	95
	CVS PASS-THROUGH TRU 6.036% 12/10/28	306	326
	DANAHER CORP 2.400% 9/15/20	36	36
	DDR CORP 3.625% 2/01/25	61	58
	DELTA AIR LINES 6.821% 8/10/22	377	405
	DEUTSCHE BANK NY 3.300% 11/16/22	100	93
	DEUTSCHE BANK NY 4.250% 10/14/21	184	180
	DIGITAL REALTY TRUST 3.700% 8/15/27	39	37
	DISCOVER BANK 4.200% 8/08/23	250	250
	DISCOVERY COMMUNICAT 3.450% 3/15/25	120	112

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	DISCOVERY COMMUNICAT 3.950% 3/20/28	53	49
	DOLLAR GENERAL CORP 4.125% 5/01/28	70	68
	DOMINION ENERGY INC 1.500% 7/01/20	70	69
	DOMINION GAS HLDGS 2.800% 11/15/20	112	110
	DOMINION RESOURCES 2.750% 9/15/22	66	64
	DOMINION RESOURCES 2.850% 8/15/26	76	70
	DOW CHEMICAL CO/THE 3.500% 10/01/24	200	193
	DOWDUPONT INC 4.493% 11/15/25	150	154
	DOWDUPONT INC 5.319% 11/15/38	70	72
	DR PEPPER SNAPPLE GR 3.130% 12/15/23	135	129
	DR PEPPER SNAPPLE GR 3.430% 6/15/27	35	32
	DUKE ENERGY CAROLINA 3.900% 6/15/21	100	101
	DUKE ENERGY CORP 2.650% 9/01/26	43	39
	DUKE ENERGY CORP 6.000% 12/01/28	80	94
	DUKE ENERGY INDIANA 3.750% 5/15/46	80	74
	DUKE ENERGY OHIO INC 3.700% 6/15/46	46	41
	DUKE ENERGY PROGRESS 3.250% 8/15/25	53	52
	DUKE ENERGY PROGRESS 3.700% 10/15/46	54	49
	DUKE ENERGY PROGRESS 4.200% 8/15/45	130	129
	DUKE REALTY LP 3.250% 6/30/26	23	22
	DUKE REALTY LP 3.875% 2/15/21	70	71
	DXC TECHNOLOGY CO 4.250% 4/15/24	47	46
	EATON CORP 4.000% 11/02/32	170	168
	ECOLAB INC 3.250% 1/14/23	88	88
	ECOLAB INC 3.250% 12/01/27	43	42
	ECOPETROL SA 5.375% 6/26/26	104	105
	ECOPETROL SA 5.875% 9/18/23	128	133
	EDISON INTERNATIONAL 2.950% 3/15/23	100	94
	EDISON INTERNATIONAL 4.125% 3/15/28	40	38
	EMERA US FINANCE LP 3.550% 6/15/26	70	66
	ENABLE MIDSTREAM PAR 4.950% 5/15/28	55	52
	ENBRIDGE INC 4.500% 6/10/44	50	48
	ENCANA CORP 7.200% 11/01/31	140	158
	ENERGY TRANSFER PART 3.600% 2/01/23	22	21
	ENERGY TRANSFER PART 4.050% 3/15/25	136	128
	ENERGY TRANSFER PART 4.750% 1/15/26	45	44
	ENERGY TRANSFER PART 4.900% 2/01/24	48	49
	ENERGY TRANSFER PART 6.050% 6/01/41	183	175
	ENLINK MIDSTREAM PAR 2.700% 4/01/19	100	99
	ENLINK MIDSTREAM PAR 4.150% 6/01/25	100	90
	ENLINK MIDSTREAM PAR 5.600% 4/01/44	50	41

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	ENTERGY ARKANSAS INC 3.500% 4/01/26	31	31
	ENTERGY CORP 2.950% 9/01/26	31	29
	ENTERGY LOUISIANA LL 2.400% 10/01/26	59	54
	ENTERGY LOUISIANA LL 3.050% 6/01/31	57	52
	ENTERGY LOUISIANA LL 3.120% 9/01/27	40	38
	ENTERGY LOUISIANA LL 4.000% 3/15/33	45	46
	ENTERGY MISSISSIPPI 2.850% 6/01/28	50	47
	ENTERPRISE PRODUCTS 3.900% 2/15/24	200	202
	ENTERPRISE PRODUCTS 6.650% 10/15/34	300	359
	ENTERPRISE PRODUCTS 7.550% 4/15/38	90	114
	EOG RESOURCES INC 4.150% 1/15/26	60	62
	EPR PROPERTIES 4.500% 6/01/27	75	72
	EPR PROPERTIES 4.950% 4/15/28	50	49
	EQT CORP 3.900% 10/01/27	60	52
	ERP OPERATING LP 2.850% 11/01/26	51	48
	ERP OPERATING LP 3.000% 4/15/23	100	98
	ERP OPERATING LP 3.500% 3/01/28	43	42
	EXELON CORP 3.400% 4/15/26	63	60
	EXELON GENERATION CO 3.400% 3/15/22	96	94
	EXELON GENERATION CO 4.250% 6/15/22	75	76
	EXELON GENERATION CO 6.250% 10/01/39	180	188
	EXPRESS SCRIPTS HOLD 3.000% 7/15/23	43	41
	EXPRESS SCRIPTS HOLD 4.500% 2/25/26	108	109
	EXPRESS SCRIPTS HOLD 4.800% 7/15/46	53	51
	EXXON MOBIL CORPORAT 4.114% 3/01/46	77	78
	FEDEX CORP 4.100% 4/15/43	40	35
	FIFTH THIRD BANCORP 3.950% 3/14/28	90	89
	FIRSTENERGY CORP 4.850% 7/15/47	26	26
	FLORIDA POWER & LIGH 3.125% 12/01/25	250	248
	FORD MOTOR COMPANY 7.450% 7/16/31	51	53
	FORD MOTOR CREDIT CO 3.200% 1/15/21	275	267
	FORD MOTOR CREDIT CO 4.134% 8/04/25	212	191
	FORTIS INC 3.055% 10/04/26	250	228
	GE CAPITAL INTL FUND 3.373% 11/15/25	287	255
	GE CAPITAL INTL FUND 4.418% 11/15/35	1,649	1,381
	GENERAL ELEC CAP COR 3.100% 1/09/23	115	107
	GENERAL MILLS INC 4.000% 4/17/25	80	79
	GENERAL MILLS INC 4.200% 4/17/28	50	49
	GENERAL MOTORS CO 5.150% 4/01/38	50	43
	GENERAL MOTORS CO 6.600% 4/01/36	137	133
	GENERAL MOTORS FINL 3.450% 4/10/22	182	176

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	GENERAL MOTORS FINL 3.500% 11/07/24	100	91
	GENERAL MOTORS FINL 3.950% 4/13/24	185	176
	GENERAL MOTORS FINL 4.000% 1/15/25	110	103
	GENERAL MOTORS FINL 4.300% 7/13/25	50	47
	GENERAL MOTORS FINL 4.350% 1/17/27	87	80
	GENERAL MOTORS FINL 4.350% 4/09/25	105	99
	GILEAD SCIENCES INC 3.500% 2/01/25	20	20
	GILEAD SCIENCES INC 3.700% 4/01/24	182	182
	GILEAD SCIENCES INC 4.000% 9/01/36	40	36
	GILEAD SCIENCES INC 4.600% 9/01/35	105	106
	GLAXOSMITHKLINE CAP 2.800% 3/18/23	150	147
	GOLDMAN SACHS GROUP 3.000% 4/26/22	500	484
	GOLDMAN SACHS GROUP 3.500% 11/16/26	150	139
	GOLDMAN SACHS GROUP 3.850% 1/26/27	224	211
	GOVERNMENT PROPERTIE 3.750% 8/15/19	400	400
	HALLIBURTON CO 4.850% 11/15/35	43	42
	HALLIBURTON COMPANY 3.500% 8/01/23	150	149
	HALLIBURTON COMPANY 6.700% 9/15/38	50	59
	HARRIS CORPORATION 3.832% 4/28/25	100	98
	HARRIS CORPORATION 4.854% 4/27/35	40	40
	HARTFORD FINL SVCS 4.300% 4/15/43	90	84
	HCP INC 4.200% 3/01/24	250	251
	HEALTH CARE REIT INC 4.000% 6/01/25	30	30
	HOME DEPOT INC 2.125% 9/15/26	79	71
	HOME DEPOT INC 3.900% 12/06/28	315	323
	HONEYWELL INTERNATIO 2.500% 11/01/26	200	187
	HSBC HOLDINGS PLC 2.650% 1/05/22	916	889
	HSBC HOLDINGS PLC 4.250% 3/14/24	400	397
	HSBC HOLDINGS PLC 5.100% 4/05/21	420	434
	HSBC HOLDINGS PLC 7.350% 11/27/32	224	274
	HUNTINGTON BANCSHARE 2.300% 1/14/22	115	111
	HUSKY ENERGY INC 3.950% 4/15/22	200	201
	IBM CREDIT CORP 2.650% 2/05/21	110	109
	IBM CREDIT CORP 3.000% 2/06/23	140	137
	ING GROEP NV 3.950% 3/29/27	200	192
	ING GROEP NV 4.100% 10/02/23	300	300
	INTEL CORP 3.150% 5/11/27	80	78
	INTEL CORP 3.700% 7/29/25	130	131
	INTEL CORP 4.100% 5/19/46	45	44
	INTERNATIONAL PAPER 3.000% 2/15/27	79	72
	INTL FLAVOR & FRAGRA 4.450% 9/26/28	65	66

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	INTL FLAVOR & FRAGRA 5.000% 9/26/48	74	74
	INTL LEASE FINANCE 5.875% 8/15/22	150	157
	INTL LEASE FINANCE 8.625% 1/15/22	100	111
	INTL PAPER CO 7.300% 11/15/39	50	59
	INTL PAPER CO 8.700% 6/15/38	40	53
	INVESCO FINANCE PLC 3.750% 1/15/26	78	76
	JB HUNT TRANSPRT SVC 3.850% 3/15/24	100	101
	JERSEY CENTRAL PWR 6.150% 6/01/37	30	35
	JOHN DEERE CAPITAL 2.800% 9/08/27	100	95
	JOHN DEERE CAPITAL 3.350% 6/12/24	179	178
	JOHNSON & JOHNSON 3.400% 1/15/38	123	114
	JOHNSON & JOHNSON 4.375% 12/05/33	22	24
	KANSAS CITY POWER & 4.200% 3/15/48	60	58
	KELLOGG CO 3.400% 11/15/27	52	48
	KERR MCGEE CORP 7.875% 9/15/31	200	240
	KEYCORP 2.900% 9/15/20	62	62
	KEYCORP 4.150% 10/29/25	100	102
	KIMBERLY-CLARK CORP 3.050% 8/15/25	50	49
	KINDER MORGAN INC 4.300% 3/01/28	175	171
	KINDER MORGAN INC 5.200% 3/01/48	40	38
	KRAFT FOODS GROUP IN 6.875% 1/26/39	137	153
	KRAFT HEINZ FOODS CO 5.000% 7/15/35	100	94
	LASMO USA INC DTD 7.300% 11/15/27	70	81
	LIBERTY PROPERTY LP 3.250% 10/01/26	27	25
	LINCOLN NATIONAL COR 4.200% 3/15/22	300	305
	LLOYDS BANKING GROUP 4.375% 3/22/28	200	190
	LLOYDS BANKING GROUP 4.450% 5/08/25	200	199
	LOCKHEED MARTIN CORP 3.100% 1/15/23	43	43
	LOCKHEED MARTIN CORP 4.500% 5/15/36	50	52
	LOUISVILLE GAS & ELE 3.300% 10/01/25	71	70
	LOWE'S COS INC 3.375% 9/15/25	42	40
	MAGELLAN HEALTH SRVC 4.400% 9/22/24	167	157
	MAGELLAN MIDSTREAM 4.250% 2/01/21	250	254
	MARTIN MARIETTA MATE 3.450% 6/01/27	73	67
	MASCO CORP 6.500% 8/15/32	110	122
	MCCORMICK & CO 3.150% 8/15/24	75	72
	MCDONALD'S CORP 4.700% 12/09/35	101	101
	MCDONALD'S CORP 6.300% 10/15/37	38	44
	MEAD JOHNSON NUTRITI 4.125% 11/15/25	120	123
	MEAD JOHNSON NUTRITI 4.600% 6/01/44	35	36
*	METLIFE INC 4.368% 9/15/23	300	309

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	MICROSOFT CORP 2.400% 8/08/26	100	93
	MICROSOFT CORP 2.875% 2/06/24	90	89
	MICROSOFT CORP 3.300% 2/06/27	84	83
	MICROSOFT CORP 4.000% 2/12/55	120	118
	MICROSOFT CORP 4.100% 2/06/37	136	140
	MICROSOFT CORP 4.200% 11/03/35	77	80
	MICROSOFT CORP 4.500% 2/06/57	119	127
	MICROSOFT CORP 4.750% 11/03/55	109	122
	MIDAMERICAN ENERGY 3.100% 5/01/27	101	98
	MIDAMERICAN ENERGY 3.500% 10/15/24	146	148
*	MORGAN STANLEY 2.750% 5/19/22	200	195
*	MORGAN STANLEY 3.625% 1/20/27	137	130
*	MORGAN STANLEY 3.750% 2/25/23	757	756
*	MORGAN STANLEY 3.875% 1/27/26	108	105
*	MORGAN STANLEY 4.100% 5/22/23	500	501
*	MORGAN STANLEY 5.500% 7/28/21	800	838
	MOSAIC CO 5.625% 11/15/43	150	152
	MPLX LP 4.125% 3/01/27	78	74
	MPLX LP 4.800% 2/15/29	139	139
	MPLX LP 4.875% 12/01/24	80	81
	MPLX LP 5.200% 3/01/47	40	37
	MYLAN INC 5.400% 11/29/43	50	42
	NATIONAL AUSTRALIA 2.125% 5/22/20	250	246
	NATIONAL AUSTRALIA 3.375% 1/14/26	250	244
	NATIONAL RETAIL PROP 3.600% 12/15/26	62	60
	NATIONAL RETAIL PROP 4.000% 11/15/25	218	216
	NATIONAL RURAL UTIL 2.950% 2/07/24	31	31
	NATIONAL RURAL UTIL 3.900% 11/01/28	140	143
	NBCUNIVERSAL MEDIA 4.375% 4/01/21	150	154
	NEVADA POWER CO 5.375% 9/15/40	42	47
	NEWELL RUBBERMAID IN 5.375% 4/01/36	77	73
	NISOURCE FINANCE COR 6.250% 12/15/40	180	212
	NOBLE ENERGY INC 6.000% 3/01/41	100	98
	NORFOLK SOUTHERN COR 3.850% 1/15/24	88	89
	NORFOLK SOUTHERN COR 3.942% 11/01/47	51	46
	NORTHERN STATE PWR 6.250% 6/01/36	30	38
	NORTHERN STATE PWR- 6.200% 7/01/37	50	63
	NORTHROP GRUMMAN COR 3.200% 2/01/27	80	75
	NORTHROP GRUMMAN COR 3.250% 1/15/28	50	47
	NUCOR CORP 4.000% 8/01/23	140	142
	NUCOR CORP 6.400% 12/01/37	50	60

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	NUTRIEN LTD 3.375% 3/15/25	230	216
	NUTRIEN LTD 4.125% 3/15/35	100	91
	NVENT FINANCE SARL 4.550% 4/15/28	98	96
	OCCIDENTAL PETROLEUM 4.200% 3/15/48	70	67
	OCCIDENTAL PETROLEUM 4.625% 6/15/45	26	26
	ONEBEACON US HOLDING 4.600% 11/09/22	150	151
	ONEOK INC 7.500% 9/01/23	300	341
	ONEOK PARTNERS LP 3.375% 10/01/22	31	30
	ONEOK PARTNERS LP 4.900% 3/15/25	100	101
	ONEOK PARTNERS LP 5.000% 9/15/23	69	71
	ONEOK PARTNERS LP 8.625% 3/01/19	50	50
	ORACLE CORP 2.400% 9/15/23	101	97
	ORACLE CORP 2.950% 5/15/25	200	191
	ORACLE CORP 2.950% 11/15/24	130	127
	ORACLE CORP 3.900% 5/15/35	500	479
	ORACLE CORP 4.300% 7/08/34	200	201
	O'REILLY AUTOMOTIVE 3.600% 9/01/27	62	59
	ORIX CORP 2.900% 7/18/22	55	54
	ORIX CORP 3.700% 7/18/27	100	96
	PACCAR FINANCIAL COR 1.300% 5/10/19	51	51
	PACCAR FINANCIAL COR 2.250% 2/25/21	60	59
	PACIFIC GAS & ELECTR 3.250% 6/15/23	190	168
	PACIFIC GAS & ELECTR 3.500% 6/15/25	109	93
	PACIFIC GAS & ELECTR 6.050% 3/01/34	100	93
	PEMEX PROJ FDG MASTE 6.625% 6/15/35	400	349
	PEPSICO INC 4.600% 7/17/45	47	50
	PETRO-CANADA 5.950% 5/15/35	80	90
	PETROLEOS MEXICANOS 4.625% 9/21/23	117	110
	PETROLEOS MEXICANOS 5.350% 2/12/28	71	62
	PETROLEOS MEXICANOS 6.375% 2/04/21	131	132
	PETROLEOS MEXICANOS 6.500% 1/23/29	88	82
	PETROLEOS MEXICANOS 6.500% 3/13/27	420	395
	PETROLEOS MEXICANOS 6.750% 9/21/47	104	86
	PETROLEOS MEXICANOS 6.875% 8/04/26	105	102
	PFIZER INC 3.000% 12/15/26	105	101
	PHILLIPS 66 3.900% 3/15/28	70	68
	PHILLIPS 66 PARTNERS 3.550% 10/01/26	15	14
	PHILLIPS 66 PARTNERS 3.605% 2/15/25	160	154
	PHILLIPS 66 PARTNERS 4.900% 10/01/46	40	37
	PLAINS ALL AMER PIPE 4.650% 10/15/25	150	148
	PNC BANK NA 2.950% 1/30/23	505	492

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	PRECISION CASTPARTS 3.250% 6/15/25	80	79
	PRECISION CASTPARTS 4.375% 6/15/45	80	81
	PRICELINE GROUP INC/ 3.550% 3/15/28	200	188
	PROCTER & GAMBLE CO/ 2.700% 2/02/26	110	106
	PROGRESS ENERGY INC 7.000% 10/30/31	50	64
	PROV ST JOSEPH HLTH 2.746% 10/01/26	28	26
	PSI ENERGY INC 6.120% 10/15/35	50	62
	PUBLIC SERVICE COLOR 3.550% 6/15/46	27	24
	PUBLIC SERVICE ELECT 2.250% 9/15/26	70	64
	QUALCOMM INC 3.250% 5/20/27	88	82
	RABOBANK 4.375% 8/04/25	250	246
	RABOBANK NEDERLAND 4.625% 12/01/23	250	253
	REALTY INCOME CORP 3.875% 4/15/25	75	75
	REALTY INCOME CORP 3.875% 7/15/24	250	250
	REGIONS FINANCIAL CO 3.200% 2/08/21	75	75
	REGIONS FINANCIAL CO 3.800% 8/14/23	70	70
	REPUBLIC SERVICES IN 3.550% 6/01/22	150	151
	REYNOLDS AMERICAN IN 5.700% 8/15/35	100	98
	ROCKWELL COLLINS INC 3.200% 3/15/24	37	36
	ROCKWELL COLLINS INC 4.350% 4/15/47	17	16
	ROGERS CABLE INC 8.750% 5/01/32	170	232
	ROPER TECHNOLOGIES 3.000% 12/15/20	25	25
	ROYAL BANK OF CANADA 2.750% 2/01/22	99	97
	ROYAL BANK OF CANADA 3.700% 10/05/23	400	402
	RYDER SYSTEM INC 2.650% 3/02/20	150	149
	RYDER SYSTEM INC 2.875% 9/01/20	57	57
	SAN DIEGO G & E 6.125% 9/15/37	80	95
	SANTANDER UK GROUP 3.571% 1/10/23	200	191
	SELECT INCOME REIT 3.600% 2/01/20	160	159
	SENIOR HOUSING PROPE 3.250% 5/01/19	80	80
	SENIOR HOUSING PROPE 4.750% 2/15/28	100	94
	SHELL INTERNATIONAL 2.250% 11/10/20	89	88
	SHELL INTERNATIONAL 3.250% 5/11/25	73	72
	SHELL INTERNATIONAL 4.125% 5/11/35	250	248
	SHERWIN-WILLIAMS CO 3.125% 6/01/24	41	39
	SHIRE ACQ INV IRELAN 2.875% 9/23/23	83	78
	SHIRE ACQ INV IRELAN 3.200% 9/23/26	120	109
	SIMON PROPERTY GROUP 3.750% 2/01/24	260	261
	SOUTHERN CAL EDISON 3.650% 3/01/28	100	98
	SOUTHERN CALIF EDISO 5.550% 1/15/36	100	106
	SOUTHERN CALIF GAS 3.200% 6/15/25	150	149

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	SOUTHERN CO GAS CAPI 3.950% 10/01/46	26	23
	SOUTHERN NAT GAS CO 8.000% 3/01/32	75	95
	SOUTHERN POWER CO 5.150% 9/15/41	70	70
	SOUTHWEST GAS CORP 3.800% 9/29/46	49	45
	SOUTHWESTERN ELEC PO 2.750% 10/01/26	200	184
	SOUTHWESTERN ELEC PO 3.550% 2/15/22	50	50
	SOUTHWESTERN PUBLIC 4.500% 8/15/41	30	30
	SPIRIT AIR 2017-1 PT 3.375% 2/15/30	76	72
	STATE STREET CORP 3.550% 8/18/25	235	234
	STATOIL ASA 2.450% 1/17/23	300	291
	SUMITOMO MITSUI BANK 2.450% 1/16/20	500	496
	SUMITOMO MITSUI FINL 2.442% 10/19/21	53	52
	SUMITOMO MITSUI FINL 2.778% 10/18/22	99	96
	SUMITOMO MITSUI FINL 3.102% 1/17/23	138	135
	SUMITOMO MITSUI FINL 3.936% 10/16/23	430	438
	SUNCOR ENERGY INC 5.950% 12/01/34	50	56
	SUNOCO LOGISTICS PAR 4.250% 4/01/24	250	243
	SUNOCO LOGISTICS PAR 5.950% 12/01/25	160	167
	SUNTRUST BANK 3.300% 5/15/26	200	190
	SUNTRUST BANKS INC 2.900% 3/03/21	59	58
	SVENSKA HANDELSBANKE 2.400% 10/01/20	250	246
	SYNCHRONY FINANCIAL 3.700% 8/04/26	110	93
	SYNCHRONY FINANCIAL 4.250% 8/15/24	30	28
	SYSCO CORPORATION 3.550% 3/15/25	55	54
	SYSCO CORPORATION 3.750% 10/01/25	44	43
	SYSCO CORPORATION 4.450% 3/15/48	40	38
	TAMPA ELECTRIC CO 4.450% 6/15/49	225	219
	TC PIPELINES LP 3.900% 5/25/27	39	37
	TELEFONICA EMISIONES 4.103% 3/08/27	163	157
	TELEFONICA EMISIONES 4.665% 3/06/38	150	136
	TESORO LOGISTICS LP/ 5.250% 1/15/25	64	65
	THERMO FISHER SCIENT 2.950% 9/19/26	42	39
	THERMO FISHER SCIENT 3.000% 4/15/23	45	44
	TIME WARNER CABLE IN 5.500% 9/01/41	100	91
	TIME WARNER INC 3.550% 6/01/24	75	72
	TIME WARNER INC 3.600% 7/15/25	25	24
	TOLEDO EDISON COMPAN 6.150% 5/15/37	50	60
	TORCHMARK CORP 4.550% 9/15/28	105	107
	TORONTO-DOMINION BAN 2.500% 12/14/20	180	178
	TOTAL CAPITAL INTL 2.700% 1/25/23	400	391
	TOYOTA MOTOR CREDIT 2.100% 1/17/19	133	133

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	TRANS-CANADA PIPELIN 3.125% 1/15/19	112	112
	TRANS-CANADA PIPELIN 4.875% 1/15/26	139	144
	TRANS-CANADA PIPELIN 6.200% 10/15/37	60	65
	TRI-STATE GENERATION 4.250% 6/01/46	37	35
	TYSON FOODS INC 4.875% 8/15/34	50	48
	UDR INC 2.950% 9/01/26	32	29
	UNION CARBIDE CORP 7.750% 10/01/96	110	130
	UNION ELECTRIC CO 2.950% 6/15/27	50	48
	UNION PACIFIC CORP 4.100% 9/15/67	50	42
	UNITED AIR 2013-1 A 4.300% 8/15/25	201	205
	UNITED AIR 2016-1 A 3.450% 7/07/28	80	77
	UNITED AIR 2016-1 AA 3.100% 7/07/28	189	182
	UNITED AIR 2016-1 B 3.650% 1/07/26	78	77
	UNITED AIR 2018-1 A 3.700% 3/01/30	113	110
	UNITED AIR 2018-1 AA 3.500% 3/01/30	191	187
	UNITED AIR 2018-1 B 4.600% 3/01/26	51	51
	UNITED TECHNOLOGIES 3.950% 8/16/25	465	461
	UNITED TECHNOLOGIES 4.450% 11/16/38	60	58
	UNITEDHEALTH GROUP 1.625% 3/15/19	73	73
	UNITEDHEALTH GROUP 2.750% 2/15/23	84	82
	UNITEDHEALTH GROUP 3.100% 3/15/26	100	97
	UNITEDHEALTH GROUP 4.625% 7/15/35	124	131
	US BANCORP 2.350% 1/29/21	350	345
	US BANCORP 3.950% 11/17/25	100	102
	VALE INCO LTD 7.200% 9/15/32	70	77
	VALE OVERSEAS LIMITE 6.250% 8/10/26	21	23
	VALE OVERSEAS LIMITE 6.875% 11/21/36	77	88
	VALERO ENERGY CORP 7.500% 4/15/32	30	37
	VENTAS REALTY LP 3.750% 5/01/24	200	198
	VENTAS REALTY LP 3.850% 4/01/27	31	30
	VENTAS REALTY LP 4.125% 1/15/26	34	34
	VERIZON COMMUNICATIO 4.272% 1/15/36	50	47
	VERIZON COMMUNICATIO 4.400% 11/01/34	70	67
	VERIZON COMMUNICATIO 4.500% 8/10/33	432	426
	VERIZON COMMUNICATIO 5.250% 3/16/37	101	105
	VIRGINIA ELEC & POWE 3.500% 3/15/27	100	98
	VIRGINIA ELEC & POWE 3.800% 4/01/28	60	60
	VIRGINIA ELEC & POWE 3.800% 9/15/47	50	46
	VMWARE INC 2.950% 8/21/22	140	133
	VODAFONE GROUP PLC 2.950% 2/19/23	170	164
	VODAFONE GROUP PLC 4.125% 5/30/25	79	78

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	VODAFONE GROUP PLC 5.000% 5/30/38	202	189
	VORNADO REALTY LP 3.500% 1/15/25	70	67
	VOYA FINANCIAL INC 3.650% 6/15/26	71	67
	VR BANK OF AMERICA 3.093% 10/01/25	55	52
	VR BANK OF AMERICA 3.124% 1/20/23	319	314
	VR BANK OF AMERICA 3.366% 1/23/26	100	96
	VR BANK OF AMERICA 3.705% 4/24/28	350	336
	VR BANK OF AMERICA 3.970% 3/05/29	300	292
	VR CITIGROUP INC 3.142% 1/24/23	102	100
	VR CITIGROUP INC 3.668% 7/24/28	290	274
	VR CITIGROUP INC 3.878% 1/24/39	50	45
	VR ENBRIDGE INC 6.250% 3/01/78	70	63
	VR EXELON CORP 3.497% 6/01/22	80	78
	VR GOLDMAN SACHS 4.41069% 5/01/29	250	241
	VR GOLDMAN SACHS GRO 2.876% 10/31/22	800	777
	VR GOLDMAN SACHS GRO 2.905% 7/24/23	240	229
	VR GOLDMAN SACHS GRO 2.908% 6/05/23	634	609
	VR GOLDMAN SACHS GRO 3.272% 9/29/25	210	197
	VR GOLDMAN SACHS GRO 3.691% 6/05/28	279	259
	VR JOHNSON CONTROLS 4.950% 7/02/64	100	93
	VR MAGELLAN MIDSTREA 6.400% 5/01/37	70	81
	VR MANULIFE FINANCIA 4.061% 2/24/32	140	132
*	VR MORGAN STANLEY 3.591% 7/22/28	222	210
*	VR MORGAN STANLEY 3.772% 1/24/29	83	79
	VR NORTHERN TRUST CO 3.375% 5/08/32	38	35
	VR PROGRESSIVE COR 5.49444% 9/15/66	65	61
	VR TORONTO-DOMINION 3.625% 9/15/31	67	63
	VR WESTPAC BANKING 4.322% 11/23/31	120	114
	WALGREENS BOOTS ALLI 4.500% 11/18/34	380	364
	WALT DISNEY COMPANY/ 3.000% 2/13/26	300	289
*	WELLS FARGO & COMPAN 2.500% 3/04/21	110	108
*	WELLS FARGO & COMPAN 3.069% 1/24/23	434	423
*	WELLS FARGO & COMPAN 3.300% 9/09/24	600	580
*	WELLS FARGO & COMPAN 3.550% 9/29/25	500	484
*	WELLS FARGO & COMPAN 4.100% 6/03/26	36	35
*	WELLS FARGO & COMPAN 4.300% 7/22/27	148	146
*	WELLS FARGO & COMPAN 4.900% 11/17/45	67	65
	WELLTOWER INC 4.250% 4/01/26	100	100
	WESTERN GAS PARTNERS 4.500% 3/01/28	23	21
	WESTERN GAS PARTNERS 5.300% 3/01/48	49	42
	WESTERN GAS PARTNERS 5.450% 4/01/44	30	27

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	WESTERN UNION CO/THE 3.600% 3/15/22	100	100
	WESTLAKE CHEMICAL CO 3.600% 7/15/22	100	99
	WESTLAKE CHEMICAL CO 4.375% 11/15/47	42	35
	WESTPAC BANKING CORP 1.600% 8/19/19	71	70
	WESTPAC BANKING CORP 2.850% 5/13/26	110	102
	WILLIAMS PARTNERS LP 3.900% 1/15/25	59	57
	WILLIAMS PARTNERS LP 4.850% 3/01/48	64	58
	WISCONSIN ENERGY COR 3.550% 6/15/25	238	236
	WW GRAINGER INC 4.600% 6/15/45	91	93
	XCEL ENERGY INC 2.400% 3/15/21	25	25
	ZIMMER BIOMET HOLDIN 3.700% 3/19/23	34	34
	Total Corporate Debt Instruments		84,623

	Common Stocks
	2U INC	49	2,430
	ABIOMED INC	9	2,763
	ACCELERON PHARMA INC	12	531
	ACCO BRANDS CORP	192	1,303
	ACI WORLDWIDE INC	35	968
	ACTIVISION BLIZZARD INC	118	5,500
	ADOBE INC	104	23,547
	ADTALEM GLOBAL EDUCATION INC	29	1,393
	AERCAP HOLDINGS NV	106	4,217
	AFLAC INC	61	2,761
	AIR PRODS & CHEMS INC COM	12	1,937
	ALASKA AIR GROUP INC	18	1,094
	ALBANY INTL CORP NEW CL A	63	3,950
	ALBEMARLE CORP COM	26	1,979
	ALEXANDER & BALDWIN INC	116	2,140
	ALEXANDRIA REAL ESTATE EQUITIES	22	2,501
	ALEXION PHARMACEUTICALS INC	72	6,941
	ALIBABA GROUP HOLDING LTD ADR	163	22,370
	ALIGN TECHNOLOGY INC	46	9,551
	ALLEGHANY CORP DEL NEW	5	3,198
	ALLERGAN PLC	13	1,684
	ALLIANT ENERGY CORPORATION	59	2,509
	ALLSCRIPTS HEALTHCARE SOLUTIONS INC	191	1,841
	ALLSTATE CORP	32	2,644
	ALLY FINANCIAL INC	94	2,130
	ALPHABET INC CL A	17	17,608
	ALPHABET INC CL C	9	9,416

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	AMAZON COM INC COM	24	35,063
	AMDOCS LIMITED COM	55	3,194
	AMEREN CORPORATION	49	3,209
	AMERICAN AIRLS GROUP INC	200	6,448
	AMERICAN ELECTRIC POWER INC	40	3,020
*	AMERICAN EXPRESS CO	5,706	543,909
	AMERICAN FINL GROUP INC OHIO COM	12	1,068
	AMERICAN HOMES 4 RENT	107	2,123
	AMERICAN INTERNATIONAL GROUP, INC	56	2,191
	AMERICAN TOWER CORP	36	5,664
	AMERICAN WOODMARK CORP COM	30	1,667
	AMERICOLD REALTY TRUST	48	1,238
*	AMERIPRISE FINL INC	16	1,670
	AMGEN INC	16	3,056
	AMN HEALTHCARE SERVICES INC	19	1,090
	ANADARKO PETROLEUM CORP	41	1,789
	ANAPTYSBIO INC	7	475
	APERGY CORP	4	106
	ARAMARK	31	888
	ARES CAP CORP	72	1,124
	ARRAY BIOPHARMA INC	59	845
	ASSURED GUARANTY LTD USD 1.0	39	1,475
	ASTRONICS CORP COM	30	911
	AT & T INC	357	10,175
	ATLASSIAN CORP PLC-CLASS A	42	3,773
	AVANOS MEDICAL INC	25	1,140
	AVROBIO INC	10	173
	BANC OF CALIFORNIA INC	132	1,754
	BANCO SANTANDER CEN-SPON - ADR	675	3,025
	BANK OF AMERICA CORP	378	9,315
	BEACON ROOFING SUPPLY INC	52	1,634
	BELDEN INC	55	2,307
*	BERKSHIRE HATHAWAY INC.	31	6,329
	BEST BUY INC	48	2,542
	BIO RAD LABS INC CL A	13	2,956
	BIOMARIN PHARMACEUTICAL INC	96	8,149
	BJ'S WHOLESALE CLUB HOLDINGS	54	1,188
	BLACK KNIGHT INC	45	2,039
	BLOOMIN' BRANDS INC	55	986
	BLUEPRINT MEDICINES CORP	18	949
	BNP PARIBAS - ADR	77	1,745

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	BOOKING HOLDINGS INC	6	10,348
	BOOZ ALLEN HAMILTON HOLDING CO	83	3,738
	BP PLC - ADR	257	9,748
	BRANDYWINE RLTY TR BD	120	1,542
	BRIGHT HORIZONS FAMILY SOLUTIO	46	5,041
	BRINKS CO	20	1,286
	BRISTOL MYERS SQUIBB CO	29	1,513
	BROADRIDGE FINANCIAL SOLUTIONS	16	1,550
	BRUNSWICK CORP	21	971
	BURLINGTON STORES INC	33	5,385
	BWX TECHNOLOGIES INC	36	1,376
	CABLE ONE INC	2	2,103
	CANADIAN NAT RES LTD	310	7,482
	CAPITAL ONE FINANCIAL CORP	49	3,734
	CARNIVAL CORP	40	1,987
	CARTER HOLDINGS	11	932
	CATO CORP NEW CL A	43	614
	CELGENE CORP COM	29	1,859
	CENTENNIAL RESOURCE DEVELOPMEN	126	1,389
	CENTERPOINT ENERGY INC	113	3,190
	CENTURYLINK, INC	119	1,798
	CHARLES RIVER LABORATORIES	14	1,585
	CHEMICAL FINL CORP	52	1,897
	CHEVRON CORP	23	2,459
	CHIPOTLE MEXICAN GRILL INC	3	1,386
	CHUBB LTD	25	3,203
	CIGNA CORP	28	5,403
	CINTAS CORP	9	1,473
	CIRCOR INTERNATIONAL INC -WI	30	636
	CISCO SYSTEMS INC	151	6,509
	CISION LTD	52	608
	CIT GROUP INC.	41	1,577
	CITIGROUP INC.	232	12,064
	CLEAN HARBORS INC	54	2,696
	COCA COLA CO	57	2,690
	COGNEX CORP	27	1,032
	COHERENT INC	7	754
	COLUMBIA SPORTSWEAR CO COM	12	1,022
	COMCAST CORP CLASS A	61	2,080
	CONCHO RESOURCES INC	33	3,408
	CONOCOPHILLIPS	93	5,780

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	CONTINENTAL RESOURCES INC/OK	45	1,813
	COOPER COS INC COM NEW	16	3,900
	COOPER TIRE & RUBR CO	40	1,301
	CORE LABORATORIES N V COM	9	537
	CORNING INC	144	4,335
	CORPORATE OFFICE PROPERTIES COM	86	1,810
	COSTAR GROUP, INC	39	13,080
	COSTCO WHOLESALE CORP	14	2,862
	COUPA SOFTWARE INC	26	1,641
	CROWN HLDGS INC	71	2,956
	CTS CORP	55	1,424
	CUBIC CORP	23	1,219
	CURTISS WRIGHT CORP COM	21	2,132
	CUSHMAN & WAKEFIELD PLC	56	815
	CVS HEALTH CORPORATION	79	5,144
	D R HORTON INC COM	95	3,293
	DELTA AIR LINES INC	99	4,937
	DEVON ENERGY CORPORATION	180	4,067
	DEXCOM INC	10	1,233
	DIAMONDBACK ENERGY INC	11	985
	DIAMONDROCK HOSPITALITY CO	110	1,002
	DISCOVER FINANCIAL SERVICES	42	2,460
	DISH NETWORK CORP	56	1,411
	DORIAN LPG LTD	102	595
	DOWDUPONT INC	52	2,755
	E*TRADE GROUP	34	1,505
	EAGLE MATLS INC	28	1,683
	EASTMAN CHEM CO COM	69	5,083
	EBAY INC	57	1,589
	EDWARDS LIFESCIENCES CORP	82	12,550
	ELANCO ANIMAL HEALTH INC	26	805
	ELASTIC NV	6	415
	ELDORADO RESORTS INC	42	1,512
	ELI LILLY & CO COM	28	3,263
	EMCOR GROUP INC COM	21	1,224
	ENCOMPASS HEALTH CORP	38	2,351
	ENVESTNET INC	22	1,093
	EOG RESOURCES, INC	12	1,081
	EPAM SYSTEMS INC	14	1,638
	EQUINIX INC	8	2,799
	ERA GROUP INC	57	502

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	ESCO TECHNOLOGIES INC	35	2,296
	ETSY INC	13	599
	EURONET WORLDWIDE INC.	15	1,561
	EVEREST RE GROUP LTD	9	2,055
	EVO PAYMENTS INC	24	582
	EVOQUA WATER TECHNOLOGIES CORP	64	611
	EXACT SCIENCES CORP	21	1,312
	EXTRA SPACE STORAGE INC	29	2,624
	FACEBOOK INC	149	19,450
	FARFETCH LTD-CLASS A	23	407
	FCB FINANCIAL HOLDINGS, INC	19	629
	FIFTH THIRD BANCORP	97	2,290
	FIRST DATA CORP- CLASS A	267	4,508
	FIRST HAWAIIAN INC	42	941
	FIRST MIDWEST BANCORP INC DEL	99	1,967
	FIRST SOURCE CORP	29	1,161
	FLEXION THERAPEUTICS INC	56	635
	FLIR SYS INC COM	24	1,026
	FLOOR & DECOR HOLDINGS INC	208	5,403
	FORD MOTOR COMPANY	212	1,621
	FORRESTER RESEARCH INC COM	43	1,938
	FORWARD AIR CORP	30	1,662
	FRANKLIN RESOURCES INC	66	1,955
	FREEPORT-MCMORAN INC.	296	3,052
	FTI CONSULTING INC COM	16	1,087
	GALLAGHER ARTHUR J & CO	14	1,032
	GARTNER INC	29	3,652
	GATX CORP	26	1,839
	GENERAL MILLS INC	50	1,963
	GENERAL MOTORS CO	292	9,766
	GENPACT LTD	35	945
	GENTHERM INC	41	1,639
	GILEAD SCIENCES INC	64	4,028
	GRAND CANYON EDUCATION INC	14	1,384
	GREAT WESTERN BANCORP INC	60	1,881
	GREIF INC-CL A	48	1,790
	GRUBHUB INC	12	883
	GUARDANT HEALTH INC	10	378
	GUIDEWIRE SOFTWARE INC	12	923
	GW PHARMACEUTICALS-ADR	6	605
	HAEMONETICS CORP MASS	15	1,482

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	HALLIBURTON CO	68	1,794
	HAMILTON LANE INC	36	1,321
	HANCOCK WHITNEY CORP	59	2,053
	HCA HOLDINGS INC	47	5,849
	HEALTH INSURANCE INNOVATIONS I	21	561
	HELEN OF TROY LIMITED	8	1,089
	HELMERICH & PAYNE INC	35	1,664
	HENRY JACK & ASSOC INC COM	17	2,176
	HEWLETT PACKARD ENTERPRISE CO	85	1,124
	HILTON GRAND VACATIONS INC	84	2,212
	HOME BANCSHARES INC/CONWAY AR	97	1,589
	HOME DEPOT INC	20	3,351
	HORIZON PHARMA PLC	88	1,726
	HOULIHAN LOKEY INC	53	1,948
	HUBBELL INCORPORATED	18	1,787
	HUDSON PACIFIC PROPERTIES INC	70	2,024
	HUMANA INC	9	2,550
	HUNTINGTON INGALLS INDUSTRIES	9	1,746
	HUNTSMAN CORP	86	1,657
	HURON CONSULTING GROUP INC	47	2,410
	ICF INTERNATIONAL INC	21	1,369
	ICU MED INC COM	7	1,628
	IDACORP INC	28	2,587
	ILLUMINA INC	50	15,173
	IMAX CORP COM	39	724
	IMMUNOMEDICS INC	33	466
	INGEVITY CORP	21	1,719
	INGREDION INC	17	1,572
	INSTALLED BUILDING PRODUCTS IN	31	1,061
	INSULET CORP	21	1,693
	INTEGER HOLDINGS CORP	13	1,014
	INTEL CORP	75	3,503
	INTERFACE INC	39	557
	INTERNATIONAL BANCSHARES CRP	63	2,161
	INTERNATIONAL GAME TECHNOLOG	55	805
	INVESCO LIMITED	140	2,347
	IPG PHOTONICS CORP	22	2,492
	IRHYTHM TECHNOLOGIES INC	17	1,160
	ITT INC	22	1,052
	J & J SNACK FOODS CORP	12	1,726
	J2 GLOBAL INC	26	1,804

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	JAZZ PHARMACEUTICALS PLC	9	1,123
*	JPMORGAN CHASE & CO	80	7,816
	JUNIPER NETWORKS INC	36	969
	KEMPER CORP	26	1,725
	KEYSIGHT TECHNOLOGIES INC	48	2,967
	KINDER MORGAN INC/DELAWARE	127	1,953
	KKR & CO INC -A	330	6,484
	KNIGHT-SWIFT TRANSPORTATION	35	877
	KOHLS CORP	38	2,508
	KROGER CO	45	1,229
	LAMB WESTON HOLDINGS INC	16	1,149
	LEAR CORP	23	2,887
	LENNOX INTERNATIONAL INC	5	1,182
	LHC GROUP INC	15	1,436
	LITTELFUSE INC COM	27	4,604
	LOEWS CORP	54	2,481
	LOXO ONCOLOGY INC	39	5,497
	LUXFER HOLDINGS PLC	103	1,821
	LYONDELLBASELL INDU-CL A	45	3,751
	MACY'S INC	70	2,076
	MAGNA INTL INC CL A	109	4,964
	MARATHON OIL CORP	99	1,417
	MARATHON PETROLEUM CORP	62	3,670
	MARVELL TECHNOLOGY GROUP	64	1,037
	MASTERCARD INC	18	3,457
	MATADOR RESOURCES CO	42	644
	MATCH GROUP INC	192	8,225
	MATTHEWS INTL CORP	36	1,475
	MB FINANCIAL BANK	54	2,149
	MCCORMICK & CO INC NON VTG	18	2,451
	MCKESSON CORP	18	1,966
	MERCADOLIBRE INC	5	1,479
	MERCK & CO INC NEW	49	3,714
	MERCURY GEN CORP NEW	43	2,219
	MERCURY SYSTEMS INC	27	1,272
	MICHAEL KORS HOLDINGS LTD	33	1,236
	MICRON TECHNOLOGY INC	271	8,619
	MIDDLEBY CORP	11	1,160
	MIRATI THERAPEUTICS INC	9	386
	MISTRAS GROUP INC	74	1,064
	MKS INSTRS INC	38	2,405

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	MOHAWK INDS INC COM	30	3,462
	MOLSON COORS BREWING CO	74	4,178
	MONOLITHIC PWR SYS INC	23	2,642
	MONSTER BEVERAGE CORP	270	13,328
*	MORGAN STANLEY	56	2,212
	MORPHOSYS AG ADR	34	860
	MOTOROLA SOLUTIONS, INC.	14	1,558
	MUELLER INDS INC	103	2,402
	MYLAN N V	65	1,793
	MYOKARDIA INC	7	349
	NATIONAL BEVERAGE CORP	13	936
	NATIONAL VISION HOLDINGS INC	48	1,352
	NATUS MEDICAL INC	26	897
	NAVIGANT CONSULTING CO	72	1,727
	NCR CORPORATION COM	37	851
	NEENAH, INC	29	1,703
	NETFLIX INC	73	19,539
	NEUROCRINE BIOSCIENCES INC COM	11	814
	NEW JERSEY RES CORP	22	1,012
	NICE LTD - SPON ADR	15	1,580
	NOMAD FOODS LTD	97	1,620
	NORDSON CORP	8	991
	NORFOLK SOUTHERN CORP	20	3,036
	NORTHWEST BANCSHARES INC/MD	133	2,253
	NORWEGIAN CRUISE LINE HOLDING	62	2,632
	NOVANTA INC	14	909
	NOVOCURE LTD	24	787
	NUTRI SYS INC	35	1,521
	NVENT ELECTRIC PLC-W/I	88	1,983
	NVIDIA CORP	15	2,029
	OCCIDENTAL PETE CORP	38	2,326
	OCEANEERING INTL INC	89	1,077
	ONEMAIN HOLDINGS INC	71	1,730
	ORACLE CORPORATION	54	2,438
	ORION ENGINEERED CARBONS SA	107	2,695
	OSI SYS INC @CORP COM	29	2,155
	OXFORD INDS INC	16	1,107
	PACWEST BANCORP	50	1,657
	PAGSEGURO DIGITAL LTD-CL A	49	918
	PALO ALTO NETWORKS INC	49	9,248
	PAYLOCITY HOLDING CORP	31	1,867

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	PAYPAL HOLDINGS INC	54	4,536
	PENN VA CORP NEW	27	1,474
	PENTAIR PLC	23	878
	PERFORMANCE FOOD GROUP CO	34	1,110
	PERKINELMER, INC	25	1,926
	PETIQ INC	27	622
	PFIZER INC	94	4,103
	PHILLIPS 66	29	2,490
	PHYSICIANS REALTY TRUST	307	4,910
	PIVOTAL SOFTWARE INC	32	518
	PLANET FITNESS INC	26	1,367
	PLURALSIGHT INC	33	770
	POLYONE CORP	40	1,137
	PORTOLA PHARMACEUTICALS INC	32	615
	POST HOLDINGS INC	21	1,907
	POTLATCHDELTIC CORP	49	1,547
	PPL CORPORATION	62	1,745
	PREMIER INC	26	965
	PRIMORIS SERVIES CORPORATION	35	662
	PRINCIPAL FINANCIAL GROUP	35	1,542
	PROCTER & GAMBLE CO	30	2,721
	PROLOGIS INC	21	1,251
	PRUDENTIAL FINL INC	29	2,389
	PULTE GRP INC	187	4,865
	Q2 HOLDINGS INC	27	1,313
	RAYMOND JAMES FINL INC	21	1,529
	REGENERON PHARMACEUTICALS INC	21	7,881
	REGIONS FINL CORP NEW	203	2,719
	REINSURANCE GROUP AMER CLASS A NEW	28	3,891
	RENAISSANCERE HOLDINGS COM	13	1,698
	REPUBLIC SERVICES INC CL A COMM	43	3,078
	RESOLUTE ENERGY CORP	57	1,654
	RETAIL PROPERTIES OF AME-A	92	994
	ROGERS CORP COM	8	768
	RPM INTERNATIONAL INC	60	3,533
	RPT REALTY	201	2,402
	RUDOLPH TECHNOLOGIES INC	22	460
	S&P GLOBAL INC	11	1,931
	SAIA INC	22	1,252
	SALESFORCE COM INC	203	27,795
	SANTANDER CONSUMER USA HOLDING	176	3,100

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	SAREPTA THERAPEUTICS INC	52	5,784
	SCANSOURCE INC COM	28	955
	SCHLUMBERGER LTD	164	5,906
	SCHWAB CHARLES CORP NEW	62	2,575
	SCORPIO TANKERS INC	491	864
	SEACOR HOLDINGS INC	30	1,117
	SEACOR MARINE HOLDINGS INC	48	561
	SEALED AIR CORP COM	51	1,793
	SELECT MEDICAL HOLDINGS CORPORATION	89	1,366
	SENSIENT TECHNOLOGIES CORP	28	1,579
	SERVICENOW INC	157	27,961
	SITEONE LANDSCAPE SUPPLY INC	25	1,384
	SIX FLAGS ENTERTAINMENT CORP	20	1,114
	SKYLINE CORP	45	660
	SLM CORP	296	2,456
	SMITH A O CORP CL B	49	2,061
	SOLAR CAPITAL LTD	54	1,030
	SPECTRUM BRANDS HLDGS INC NEW	38	1,611
	SPIRE INC	16	1,155
	SPLUNK INC	100	10,470
	STAG INDUSTRIAL INC	95	2,373
	STATE STREET CORP	28	1,760
	STEELCASE INC CL A	102	1,508
	STEPAN CO COM	15	1,141
	STERIS PLC	40	4,267
	STRATEGIC EDUCATION INC	8	919
	SUMMIT HOTEL PROPERTIES INC	104	1,013
	SUMMIT MATERIALS INC	130	1,608
	SYNCHRONY FINANCIAL	93	2,191
	TAKE-TWO INTERACTIVE SOFTWARE	14	1,421
	TANDEM DIABETES CARE INC	31	1,177
	TARGET CORP	45	2,961
	TELEDYNE TECHNOLOGIES INC	7	1,543
	TELEFLEX INC	9	2,424
	THE CHILDREN'S PLACE INC	10	942
	THERMON GROUP HOLDINGS INC	93	1,889
	TOTAL SYS SVCS INC	15	1,189
	TRANSUNION	71	4,061
	TRAVELERS COMPANIES, INC	22	2,611
	TRI POINTE HOMES INC	147	1,609
	TRIMAS CORP	135	3,688

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	TRINET GROUP INC	24	1,007
	TUPPERWARE BRANDS CORPORATION	64	2,016
	TWILIO INC	14	1,220
	TYLER TECHNOLOGIES INC	7	1,301
	TYSON FOODS INC CL A DEL	40	2,157
	UGI CORP NEW COM	47	2,504
	ULTA BEAUTY, INC	11	2,686
	ULTIMATE SOFTWARE GROUP INC	17	4,202
	UNDER ARMOUR INC CL A	45	800
	UNION BANKSHARES CORP	53	1,502
	UNION PACIFIC CORP	18	2,474
	UNITED CONTINENTAL HOLDINGS, INC.	31	2,612
	UNIVAR INC	68	1,209
	UNIVERSAL DISPLAY CORP	14	1,355
	UNUM GROUP	53	1,557
	V F CORP	35	2,511
	VAIL RESORTS INC COM	9	1,857
	VALERO ENERGY CORP	48	3,569
	VEEVA SYSTEMS INC	22	1,936
	VISA INC-CLASS A SHRS	262	34,599
	VOYA FINANCIAL INC	28	1,116
	VULCAN MATERIALS COMPANY	13	1,268
	WABCO HOLDINGS INC	10	1,084
	WAGEWORKS INC	34	923
	WALGREENS BOOTS ALLIANCE INC	46	3,123
	WASTE MANAGEMENT INC	31	2,794
	WAVE LIFE SCIENCES LTD	10	427
	WAYFAIR INC	8	759
	WEBSTER FINL CORP WATERBURY CONN	37	1,815
	WELLCARE HEALTH PLANS, INC	9	2,137
	WEST PHARMACEUTICAL SVCS INC	19	1,843
	WESTERN ALLIANCE BANCORPORATION	52	2,057
	WESTERN DIGITAL CORP	65	2,403
	WESTLAKE CHEM CORP	32	2,098
	WESTROCK CO	41	1,563
	WEX INC	31	4,364
	WHITE MTNS INS GROUP	3	2,976
	WILLIAMS SCOTSMAN CORP	99	935
	WILLIAMS SONOMA INC	21	1,057
	WINTRUST FINL CORP	50	3,265
	WISDOMTREE INVESTMENTS INC	123	816

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	WNS HOLDINGS LTD ADR	108	4,471
	WOODWARD INC.	30	2,162
	WORKDAY INC	41	6,547
	WORLD WRESTLING ENTERTAINMENT INC	23	1,742
	WPX ENERGY INC	146	1,653
	XYLEM INC/NY	32	2,142
	ZAYO GROUP HOLDINGS INC	82	1,882
	ZEBRA TECHNOLOGIES CORP CL A	14	2,171
	ZENDESK INC	16	957
	ZIMMER BIOMET HOLDINGS, INC	11	1,094
	ZIONS BANCORP NA	50	2,040
	ZOETIS INC	36	3,063
	ZYNGA INC	184	724
	Total Common Stocks		1,823,770

	U.S. Government and Agency Obligations
	FHLMC POOL #Q42018 3.500% 7/01/46	524	525
	FNMA POOL #465787 3.880% 8/01/20	864	875
	FNMA POOL #467757 4.330% 4/01/21	266	274
	FNMA POOL #468066 4.295% 6/01/21	1,194	1,232
	FNMA POOL #468542 4.500% 8/01/21	500	520
	FNMA POOL #AM6602 2.630% 9/01/21	1,500	1,486
	FNMA POOL #AM7514 3.070% 2/01/25	2,900	2,901
	FNMA POOL #AM7619 2.940% 1/01/23	1,880	1,884
	FNMA POOL #AM7901 3.360% 2/01/30	94	94
	FNMA POOL #AM8141 2.780% 3/01/27	289	281
	FNMA POOL #AM8572 2.750% 4/01/25	3,725	3,685
	FNMA POOL #AM8856 2.920% 6/01/30	4,761	4,559
	FNMA POOL #AM8993 2.720% 5/01/25	4,774	4,716
	FNMA POOL #AM9014 3.200% 6/01/30	5,000	4,875
	FNMA POOL #AM9169 3.080% 6/01/27	2,054	2,036
	FNMA POOL #AM9320 3.300% 7/01/30	2,579	2,528
	FNMA POOL #AM9333 3.080% 11/01/22	1,325	1,336
	FNMA POOL #AM9335 3.060% 8/01/22	915	921
	FNMA POOL #AM9336 3.080% 11/01/22	2,648	2,670
	FNMA POOL #AM9432 3.120% 12/01/22	1,900	1,918
	FNMA POOL #AM9466 3.150% 2/01/22	1,383	1,394
	FNMA POOL #AM9491 3.550% 8/01/30	128	130
	FNMA POOL #AM9567 2.970% 7/01/24	1,435	1,436
	FNMA POOL #AM9573 3.220% 4/01/23	2,043	2,073
	FNMA POOL #AM9615 2.680% 9/01/22	3,364	3,332

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	FNMA POOL #AM9642 2.590% 1/01/22	1,515	1,503
	FNMA POOL #AM9658 2.820% 1/01/22	1,426	1,422
	FNMA POOL #AM9686 2.550% 4/01/22	1,896	1,879
	FNMA POOL #AN0193 3.000% 8/01/24	573	572
	FNMA POOL #AN4975 3.210% 3/01/29	1,500	1,474
	FNMA POOL #AN5935 3.130% 7/01/27	979	973
	FNMA POOL #AN6026 2.980% 6/01/27	770	751
	FNMA POOL #AN6271 3.100% 8/01/29	85	82
	FNMA POOL #AN6850 3.220% 9/01/32	1,000	953
	FNMA POOL #AN7596 3.160% 6/01/30	1,357	1,312
	FNMA POOL #BL0907 3.880% 12/01/28	1,350	1,403
	FNMA POOL #BL0985 3.890% 12/01/28	1,150	1,197
	FNMA POOL #BL0995 3.940% 1/01/29	1,050	1,097
	FNMA POOL #BM3499 4.000% 3/01/48	3,773	3,851
	GNMA POOL #784044 4.990% 11/20/37	2,076	2,197
	GNMA POOL #784045 4.500% 7/20/45	1,384	1,433
	GNMA POOL #BA7567 4.500% 5/20/48	988	1,029
	GNMA POOL #BI0416 4.500% 11/20/48	1,198	1,256
	GNMA POOL #BK7169 5.000% 12/20/48	1,000	1,053
	RFCSP STRIP PRINCIPAL 1/15/30	500	353
	TENN VAL AUTH CPN STRIP 3/15/32	300	189
	TENN VALLEY AUTH 4.250% 9/15/65	124	141
	TENN VALLEY AUTH 4.625% 9/15/60	70	85
	TVA PRIN STRIP 6/15/35	500	275
	U S TREASURY SEC STRIPPED	2,500	2,192
	U S TREASURY SEC STRIPPED 2/15/20	2,300	2,235
	U S TREASURY SEC STRIPPED 2/15/22	1,200	1,109
	U S TREASURY SEC STRIPPED 2/15/25	4,500	3,837
	U S TREASURY SEC STRIPPED 2/15/30	1,300	947
	U S TREASURY SEC STRIPPED 5/15/19	920	912
	U S TREASURY SEC STRIPPED 5/15/20	2,450	2,366
	U S TREASURY SEC STRIPPED 5/15/21	5,400	5,088
	U S TREASURY SEC STRIPPED 5/15/23	2,195	1,964
	U S TREASURY SEC STRIPPED 5/15/24	2,800	2,439
	U S TREASURY SEC STRIPPED 5/15/25	4,500	3,806
	U S TREASURY SEC STRIPPED 5/15/27	2,600	2,068
	U S TREASURY SEC STRIPPED 5/15/28	1,000	770
	U S TREASURY SEC STRIPPED 5/15/29	750	559
	U S TREASURY SEC STRIPPED 5/15/30	2,050	1,485
	U S TREASURY SEC STRIPPED 8/15/20	800	768
	U S TREASURY SEC STRIPPED 8/15/21	1,000	937

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	U S TREASURY SEC STRIPPED 8/15/23	205	182
	U S TREASURY SEC STRIPPED 11/15/24	3,500	3,007
	U S TREASURY SEC STRIPPED 11/15/28	2,500	1,893
	U S TREASURY SEC STRIPPED 11/15/29	1,750	1,285
	US TREAS SEC STRIPPED	4,600	2,953
	US TREAS SEC STRIPPED 5/15/19	180	178
	US TREAS SEC STRIPPED 5/15/33	900	594
	US TREAS SEC STRIPPED 11/15/19	4,000	3,911
	US TREAS SEC STRIPPED 11/15/30	1,825	1,300
	US TREAS SEC STRIPPED 11/15/32	1,000	670
	US TREAS SEC STRIPPED 11/15/33	900	584
	US TREAS SEC STRIPPED 11/15/41	1,500	754
	US TREASURY BOND 2.500% 2/15/45	3,400	3,081
	US TREASURY BOND 2.750% 8/15/42	2,500	2,393
	US TREASURY BOND 2.750% 11/15/42	240	229
	US TREASURY BOND 3.000% 2/15/48	80	80
	US TREASURY BOND 3.125% 2/15/43	2,000	2,040
	US TREASURY BOND 3.125% 5/15/48	201	205
	US TREASURY BOND 3.125% 11/15/41	1,500	1,536
	US TREASURY BOND 3.375% 5/15/44	3,459	3,684
	US TREASURY BOND 3.500% 2/15/39	1,400	1,531
	US TREASURY BOND 3.625% 2/15/44	1,000	1,108
	US TREASURY BOND 3.625% 8/15/43	2,700	2,989
	US TREASURY BOND 3.750% 11/15/43	7,037	7,948
	US TREASURY BOND 3.875% 8/15/40	1,000	1,148
	US TREASURY BOND 4.250% 11/15/40	300	363
	US TREASURY BOND 4.375% 2/15/38	200	245
	US TREASURY BOND 4.375% 5/15/40	400	491
	US TREASURY BOND 4.375% 5/15/41	4,380	5,391
	US TREASURY BOND 4.500% 2/15/36	777	958
	US TREASURY BOND 4.500% 8/15/39	1,680	2,094
	US TREASURY NOTE 2/15/20	2,450	2,380
	US TREASURY NOTE 1.000% 11/30/19	1,500	1,478
	US TREASURY NOTE 1.125% 2/28/21	700	680
	US TREASURY NOTE 1.375% 8/31/23	4,500	4,278
	US TREASURY NOTE 1.500% 2/28/23	1,500	1,441
	US TREASURY NOTE 1.625% 8/31/22	2,000	1,940
	US TREASURY NOTE 1.625% 10/31/23	2,700	2,591
	US TREASURY NOTE 1.750% 5/15/23	1,027	995
	US TREASURY NOTE 1.750% 9/30/19	5,500	5,464
	US TREASURY NOTE 1.750% 9/30/22	1,500	1,460

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	US TREASURY NOTE 1.750% 11/30/21	400	392
	US TREASURY NOTE 2.000% 6/30/24	81	79
	US TREASURY NOTE 2.000% 11/15/26	140	134
	US TREASURY NOTE 2.125% 1/31/21	2,100	2,084
	US TREASURY NOTE 2.125% 2/29/24	1,080	1,059
	US TREASURY NOTE 2.250% 2/15/27	67	65
	US TREASURY NOTE 2.250% 11/15/24	52	51
	US TREASURY NOTE 2.250% 11/15/25	46	45
	US TREASURY NOTE 2.250% 11/15/27	2,000	1,932
	US TREASURY NOTE 2.500% 5/15/24	74	74
	US TREASURY NOTE 2.500% 5/31/20	36	36
	US TREASURY NOTE 2.500% 8/15/23	1,600	1,600
	US TREASURY NOTE 2.625% 5/15/21	917	920
	US TREASURY NOTE 2.625% 8/15/20	700	701
	US TREASURY NOTE 2.625% 11/15/20	2,500	2,505
	US TREASURY NOTE 2.875% 4/30/25	115	117
	US TREASURY NOTE 2.875% 5/15/28	1,188	1,206
	US TREASURY NOTE 2.875% 5/31/25	170	173
	US TREASURY NOTE 2.875% 10/31/20	1,000	1,006
	US TREASURY NOTE 3.125% 5/15/19	1,200	1,203
	US TREASURY NOTE 3.375% 11/15/19	2,500	2,515
	US TREASURY NOTE 3.500% 5/15/20	3,500	3,544
	US TREASURY SEC STRIPPED	7,325	5,000
	VR FNMA POOL #AL7395 5.584% 9/01/55	2,558	2,762
	Total U.S. Government and Agency Obligations		214,378

	Common/Collective Trusts
*	AMEX R/VANGUARD FIDUCIARY EXT MKT	1,969	160,262
*	AMEX R/VANGUARD FIDUCIARY INTL STK	880	78,027
*	AMEX R/VANGUARD FIDUCIARY TOT BD	725	73,162
*	COLUMBIA TRUST GOV MONEY MKT FUND	71,605	71,605
*	FIAM GRP TR FOR/CORE PLUS COMMINGLE	4,574	93,075
	LOOMIS SAYLES CORE PLUS FULL DISC TR	4,531	92,974
*	MSIM/INTERNATIONAL EQUITY II TRUST	7,751	227,257
	NEUBERGER BERMA/EMERGING MKTS EQUIT	4,943	56,495
*	VANGUARD EMPLOYEE BENEFIT INDEX #528	2,613	769,204
	Total Common/Collective Trusts		1,622,061

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	Mutual Funds
	AMERICAN FUNDS EUROPAC GRTH R6 #2616	5,802	261,045
	DFA EMERGING MARKETS VALUE FD #5095	1,802	48,397
	DFA INTL SMALL CAP VALUE PT #5066	3,653	60,823
	Total Mutual Funds		370,265

	Self-Directed Brokerage Accounts
	CASH EQUIVALENTS		17,192
	COMMON STOCK		5,068
	MUTUAL FUNDS		101,358
	Total Self-Directed Brokerage Accounts		123,618

	Other Investments
	Asset-Backed Securities
	ALLY AUTO RECEIVABLE 1.470% 4/15/20	19	19
	ALLY AUTO RECEIVABLE 2.930% 11/15/23	313	310
	AMERICAN CREDIT ACCE 2.860% 6/12/23	582	580
	AMERICAN CREDIT ACCE 2.880% 3/13/23	311	310
	AMERICAN CREDIT ACCE 2.910% 2/13/23	139	139
	AMERICAN CREDIT ACCE 3.550% 4/10/24	603	603
	AMERICAN CREDIT ACCE 3.700% 7/10/24	959	960
	AMERICAN CREDIT ACCE 6.090% 5/12/22	200	203
	AMERICAN HOMES 4 REN 3.467% 4/17/52	373	371
	AMERICAN HOMES 4 REN 3.678% 12/17/36	696	699
	AMERICAN HOMES 4 REN 3.786% 10/17/36	465	469
	AMERICAN HOMES 4 REN 4.407% 4/17/52	720	730
	AMERICAN HOMES 4 REN 5.639% 4/17/52	150	161
	AMERICAN HOMES 4 REN 6.070% 10/17/45	142	156
	AMERICREDIT AUTOMOBI 1.870% 8/18/21	164	163
	AMERICREDIT AUTOMOBI 2.690% 6/19/23	341	337
	AMERICREDIT AUTOMOBI 2.710% 8/18/22	154	153
	AMERICREDIT AUTOMOBI 2.970% 3/20/23	871	864
	AMERICREDIT AUTOMOBI 3.080% 12/18/23	1,699	1,676
	AMERICREDIT AUTOMOBI 3.130% 1/18/23	347	345
	ARCADIA RECEIVABLES 3.250% 6/15/23	34	34
	ASCENTIUM EQUIPMENT 2.290% 6/10/21	244	242
	ASCENTIUM EQUIPMENT 2.850% 10/10/21	550	542
	AXIS EQUIPMENT FINAN 2.210% 11/20/21	98	98
	B2R MORTGAGE TRUST 3.336% 11/15/48	210	209
	BB-UBS TRUST 3.430% 11/05/36	1,350	1,350
	BCC FUNDING CORP 2.200% 12/20/21	63	63
	BUSINESS JET SECURIT 4.335% 2/15/33	610	613
	BUSINESS JET SECURIT 4.447% 6/15/33	554	560
	CABELA'S MASTER CRED 2.250% 7/17/23	185	183

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	CAMILLO 2016-SFR1 5.000% 12/05/23	370	369
	CAPITAL AUTO RECEIVA 3.150% 2/20/25	427	426
	CARMAX AUTO OWNER TR 2.200% 6/15/22	500	492
	CARMAX AUTO OWNER TR 2.600% 2/15/23	211	209
	CARMAX AUTO OWNER TR 2.700% 10/16/23	171	169
	CARMAX AUTO OWNER TR 3.370% 7/15/24	298	295
	CARMAX AUTO OWNER TR 3.390% 10/16/23	300	300
	CARNOW AUTO RECEIVAB 2.920% 9/15/22	201	200
	CHRYSLER CAPITAL AUT 1.640% 7/15/21	165	164
	CIG AUTO RECEIVABLES 2.710% 5/15/23	103	103
	COLONY AMERICAN FINA 2.544% 6/15/48	218	215
	COLONY AMERICAN FINA 2.554% 11/15/48	151	147
	COLONY AMERICAN FINA 2.896% 10/15/47	181	180
	COMM MORTGAGE TRUST 3.047% 10/10/46	400	400
	COMM MORTGAGE TRUST 3.759% 8/10/48	313	317
	CPS AUTO TRUST 1.870% 3/15/21	72	72
	CPS AUTO TRUST 2.860% 6/15/23	387	384
	CPS AUTO TRUST 2.920% 2/15/22	288	286
	CPS AUTO TRUST 3.010% 10/17/22	554	551
	CPS AUTO TRUST 3.050% 12/15/23	169	168
	CPS AUTO TRUST 3.790% 6/15/23	396	396
	CPS AUTO TRUST 4.400% 6/17/24	118	120
	CREDIT ACCEPTANCE AU 2.560% 10/15/25	386	384
	CREDIT ACCEPTANCE AU 3.350% 6/15/26	354	351
	CREDIT ACCEPTANCE AU 3.480% 2/17/26	318	317
	CREDIT ACCEPTANCE AU 3.480% 10/15/26	682	679
	CREDIT ACCEPTANCE AU 3.600% 4/15/27	990	989
	CREDIT ACCEPTANCE AU 4.160% 9/15/27	395	401
	DBWF 2015-LCM M/MTG 1.000% 6/10/34	289	282
	DELL EQUIPMENT FINAN 2.730% 10/24/22	336	333
	DELL EQUIPMENT FINAN 2.950% 4/22/22	277	276
	DRIVE AUTO RECEIVABL 2.610% 8/16/21	175	175
	DRIVE AUTO RECEIVABL 2.750% 9/15/23	347	346
	DRIVE AUTO RECEIVABL 2.800% 7/15/22	346	345
	DRIVE AUTO RECEIVABL 2.840% 4/15/22	611	610
	DRIVE AUTO RECEIVABL 2.980% 1/18/22	269	268
	DRIVE AUTO RECEIVABL 3.910% 5/17/21	99	99
	DRIVE AUTO RECEIVABL 4.140% 8/15/24	1,140	1,149
	DRIVE AUTO RECEIVABL 4.180% 3/15/24	220	221
	DRIVE AUTO RECEIVABL 4.300% 9/16/24	408	414
	DT AUTO OWNER TRUST 2.440% 2/15/21	160	160

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	DT AUTO OWNER TRUST 2.700% 11/15/22	243	242
	DT AUTO OWNER TRUST 2.860% 7/17/23	342	341
	DT AUTO OWNER TRUST 3.030% 1/17/23	921	920
	DT AUTO OWNER TRUST 3.470% 7/17/23	630	628
	DT AUTO OWNER TRUST 3.550% 11/15/22	188	188
	DT AUTO OWNER TRUST 3.580% 5/15/23	345	344
	DT AUTO OWNER TRUST 3.670% 3/15/24	561	564
	ENGS COMMERCIAL FINA 2.470% 2/22/22	105	104
	EXETER AUTOMOBILE RE 2.820% 5/16/22	772	769
	EXETER AUTOMOBILE RE 2.840% 8/16/21	122	122
	EXETER AUTOMOBILE RE 3.000% 12/15/21	265	264
	EXETER AUTOMOBILE RE 3.530% 11/15/23	290	289
	EXETER AUTOMOBILE RE 3.640% 2/15/22	94	94
	EXETER AUTOMOBILE RE 3.680% 7/17/23	548	550
	EXETER AUTOMOBILE RE 3.710% 6/15/23	595	599
	FANNIEMAE-ACES 2.980% 9/25/24	733	705
	FED HOME LN MTG CORP 2.770% 5/25/25	1,500	1,473
	FED HOME LN MTG CORP 3.350% 9/25/28	989	999
	FED HOME LN MTG CORP 3.500% 6/15/26	493	501
	FED HOME LN MTG CORP 4.500% 4/15/39	109	115
	FED HOME LN MTG CORP 6.000% 11/15/23	35	37
	FED HOME LN MTG CORP 6.250% 10/15/23	169	177
	FED HOME LN MTG CORP 7.000% 12/15/36	146	166
	FED NATL MTG ASSN 3.000% 1/25/46	512	508
	FED NATL MTG ASSN 4.500% 12/25/40	829	901
	FED NATL MTG ASSN 6.000% 3/25/36	72	81
	FHLMC MULTIFAMILY ST 2.597% 9/25/20	124	123
	FHLMC MULTIFAMILY ST 2.811% 9/25/24	591	584
	FHLMC MULTIFAMILY ST 2.982% 11/25/25	700	693
	FHLMC-GNMA 8.000% 12/25/22	18	19
	FIRST INVESTORS AUTO 1.870% 11/15/21	361	359
	FIRST INVESTORS AUTO 2.210% 7/15/22	250	247
	FIRST INVESTORS AUTO 2.650% 11/15/22	300	297
	FIRST INVESTORS AUTO 3.000% 1/16/24	400	397
	FIRST INVESTORS AUTO 3.000% 8/15/23	600	594
	FIRST INVESTORS AUTO 3.440% 3/15/24	439	437
	FIRST INVESTORS AUTO 3.600% 4/17/23	278	278
	FIRST INVESTORS AUTO 3.690% 6/17/24	292	294
	FLAGSHIP CREDIT AU 0.27222% 2/16/21	230	230
	FLAGSHIP CREDIT AUTO 1.850% 7/15/21	144	143
	FLAGSHIP CREDIT AUTO 2.100% 11/15/20	48	48

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	FLAGSHIP CREDIT AUTO 2.380% 10/15/20	29	29
	FLAGSHIP CREDIT AUTO 2.410% 10/15/21	440	437
	FLAGSHIP CREDIT AUTO 2.530% 12/15/20	33	33
	FLAGSHIP CREDIT AUTO 2.710% 11/15/22	170	169
	FLAGSHIP CREDIT AUTO 2.910% 9/15/23	384	381
	FLAGSHIP CREDIT AUTO 2.920% 11/15/23	227	224
	FLAGSHIP CREDIT AUTO 2.960% 7/15/23	420	417
	FLAGSHIP CREDIT AUTO 3.390% 1/16/24	700	698
	FLAGSHIP CREDIT AUTO 3.580% 1/15/24	130	129
	FLAGSHIP CREDIT AUTO 3.840% 9/15/22	60	60
	FLAGSHIP CREDIT AUTO 6.220% 6/15/22	350	362
	FLAGSHIP CREDIT AUTO 6.220% 9/15/22	200	207
	FREEDOM FINANCIAL 3.610% 7/18/24	567	567
	GLS AUTO RECEIVABLES 2.670% 4/15/21	359	358
	GLS AUTO RECEIVABLES 3.710% 3/15/23	535	537
	GLS AUTO RECEIVABLES 4.390% 1/15/21	73	73
	GLS AUTO RECEIVABLES 6.900% 10/15/21	200	206
	GM FINANCIAL AUTOMOB 2.260% 8/20/20	230	229
	GM FINANCIAL AUTOMOB 2.480% 8/20/20	294	292
	GOODGREEN TRUST 3.260% 10/15/53	679	669
	GOODGREEN TRUST 3.740% 10/15/52	214	216
	GOVT NATL MTG ASSN 4.500% 10/16/39	1,375	1,459
	GOVT NATL MTG ASSN 5.000% 8/20/39	300	321
	HERO FUNDING TRUST 3.080% 9/20/42	689	675
	HERO FUNDING TRUST 3.950% 9/20/48	818	835
	HERO FUNDING TRUST 4.070% 9/20/48	151	155
	HERO FUNDING TRUST 4.460% 9/20/47	708	734
	HERO FUNDING TRUST 4.670% 9/20/48	1,386	1,443
	HERTZ VEHICLE FINANC 1.000% 6/27/22	744	750
	HERTZ VEHICLE FINANC 3.290% 2/25/24	386	383
	HILTON GRAND VACATIO 2.660% 12/27/28	218	216
	INDEPENDENCE PLAZA 3.763% 7/10/35	1,200	1,209
	KABBAGE FUNDING LLC 4.571% 3/15/22	1,100	1,107
	KABBAGE FUNDING LLC 5.794% 3/15/22	360	363
	LENDMARK FUNDING TRU 2.800% 5/20/26	347	341
	LENDMARK FUNDING TRU 2.830% 1/22/24	415	409
	LENDMARK FUNDING TRU 5.030% 12/21/26	100	101
	MARINER FINANCE ISSU 3.620% 2/20/29	615	615
	MARLETTE FUNDING TRU 2.360% 12/15/24	160	160
	MARLETTE FUNDING TRU 2.390% 7/15/24	112	112
	MARLETTE FUNDING TRU 2.827% 3/15/24	105	105

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	MARLETTE FUNDING TRU 3.060% 7/17/28	415	414
	MARLETTE FUNDING TRU 3.190% 3/15/28	863	856
	NEW RESIDENTIAL ADV 2.5751% 10/15/49	500	497
	NEW RESIDENTIAL ADV 3.0199% 10/15/49	179	177
	NEXTGEAR FLOORPLAN 2.540% 4/18/22	462	459
	OCWEN MASTER ADVANC 4.2364% 8/15/49	406	406
	OCWEN MASTER ADVANCE 3.748% 8/15/50	335	336
	ONEMAIN DIRECT AUTO 3.420% 10/15/24	301	298
	OPORTUN FUNDING LLC 3.220% 10/10/23	387	383
	OPORTUN FUNDING LLC 3.610% 3/08/24	387	384
	PROGRESS RESIDENTIAL 2.740% 6/12/32	143	141
	PROGRESS RESIDENTIAL 2.768% 8/17/34	199	196
	PROGRESS RESIDENTIAL 3.067% 11/12/32	1,046	1,037
	PROGRESS RESIDENTIAL 3.138% 6/12/32	820	813
	PROGRESS RESIDENTIAL 3.196% 12/17/34	526	518
	PROGRESS RESIDENTIAL 3.595% 12/17/34	137	136
	PROGRESS RESIDENTIAL 4.040% 8/17/35	410	409
	PROGRESS RESIDENTIAL 4.261% 8/17/34	453	452
	PROGRESS RESIDENTIAL 4.656% 8/17/35	335	333
	PROGRESS RESIDENTIAL 4.673% 11/12/32	100	101
	PROGRESS RESIDENTIAL 4.873% 10/17/35	524	531
	PROSPER MARKETPLACE 2.410% 9/15/23	25	25
	PROSPER MARKETPLACE 3.740% 11/15/23	344	342
	RENEW 2017-1 1.67064% 9/28/52	287	289
	RENEW FINANCIAL 3.220% 9/22/53	271	269
	RICE PARK FINANCING 4.625% 10/31/41	454	452
	SANTANDER DRIVE AUTO 2.580% 5/16/22	374	372
	SANTANDER DRIVE AUTO 2.790% 8/15/22	1,053	1,048
	SANTANDER DRIVE AUTO 2.930% 12/15/22	295	293
	SANTANDER DRIVE AUTO 3.170% 4/17/23	596	594
	SANTANDER DRIVE AUTO 3.320% 3/15/24	629	625
	SANTANDER RETAIL AUT 3.060% 4/20/22	300	300
	SANTANDER RETAIL AUT 3.490% 4/20/22	430	430
	SPIRIT MASTER FUNDIN 5.740% 3/20/42	1,188	1,237
	SPS SERVICER ADVANCE 3.620% 10/17/50	173	174
	TIDEWATER AUTO RECEI 3.120% 7/15/22	418	417
	TIDEWATER AUTO RECEI 4.300% 11/15/24	165	166
	VENDEE MORTGAGE TRUS 5.000% 5/15/33	608	652
	VEROS AUTO RECEIVABL 2.840% 4/17/23	106	106
	VNO MORTGAGE TRUST 3.808% 12/13/29	500	505
	VR 20 TSQ GROUNDCO 3.20323% 5/15/35	1,400	1,308

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	VR FANNIEMAE-ACES 2.485% 12/25/26	915	864
	VR FANNIEMAE-ACES 2.939% 1/25/26	2,752	2,708
	VR FANNIEMAE-ACES 3.061% 5/25/27	1,480	1,449
	VR FANNIEMAE-ACES 3.080% 6/25/27	822	808
	VR FANNIEMAE-ACES 3.092% 4/25/27	3,577	3,512
	VR FANNIEMAE-ACES 3.338% 11/25/22	313	315
	VR FED HOME LN MTG 2.805% 2/15/43	262	262
	VR FED HOME LN MTG 2.875% 9/15/36	53	54
	VR FED NATL MTG AS 4.15721% 4/25/44	96	100
	VR FED NATL MTG ASSN 3.056% 9/25/41	163	164
	VR FHLMC MULTIFAMI 3.14851% 9/25/22	201	201
	VR FHLMC MULTIFAMILY 3.284% 6/25/25	1,000	1,011
	VR FHLMC MULTIFAMILY 3.364% 12/25/27	680	679
	VR FREMF MORTGAGE 3.8358% 7/25/49	220	224
	VR FREMF MORTGAGE 3.55714% 6/25/45	800	769
	VR FREMF MORTGAGE 3.57548% 11/25/49	180	173
	VR FREMF MORTGAGE 3.68285% 1/25/48	1,200	1,169
	VR FREMF MORTGAGE 4.07191% 11/25/47	191	186
	VR GMAT TRUST 6.9669% 11/25/43	18	18
	VR GOODGREEN TRUS 23.87741% 10/15/53	676	688
	VR GOVT NATL MTG 4.741% 10/20/43	983	1,053
	VR GOVT NATL MTG 5.238% 5/20/40	1,034	1,118
	VR GOVT NATL MTG 5.479% 1/20/38	746	818
	VR GOVT NATL MTG 5.558% 10/20/40	1,296	1,413
	VR GOVT NATL MTG AS 2.714% 6/20/65	1,684	1,687
	VR GOVT NATL MTG AS 2.754% 7/20/65	866	868
	VR GOVT NATL MTG AS 2.764% 2/20/61	1,079	1,080
	VR GOVT NATL MTG AS 2.814% 6/20/67	659	661
	VR GOVT NATL MTG AS 2.834% 3/20/67	692	697
	VR GOVT NATL MTG AS 2.834% 9/20/65	1,187	1,193
	VR GOVT NATL MTG AS 2.834% 10/20/65	828	833
	VR GOVT NATL MTG AS 2.894% 5/20/66	685	687
	VR GOVT NATL MTG AS 2.914% 11/20/65	1,604	1,617
	VR GOVT NATL MTG AS 2.974% 12/20/65	489	494
	VR GOVT NATL MTG AS 3.144% 8/20/66	521	528
	VR GOVT NATL MTG AS 3.274% 12/20/66	226	231
	VR VERICREST OPPOR 3.250% 4/25/59	80	79
	VR VERICREST OPPORT 4.1147% 9/25/48	370	370
*	WELLS FARGO COMMERCI 2.819% 8/15/50	623	622
	WESTGATE RESORTS 3.050% 12/20/30	215	214
	WESTGATE RESORTS 3.580% 12/20/31	566	564

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	WESTLAKE AUTOMOBILE 2.460% 1/18/22	431	429
	WESTLAKE AUTOMOBILE 2.590% 12/15/22	515	511
	WESTLAKE AUTOMOBILE 2.700% 10/17/22	270	269
	WESTLAKE AUTOMOBILE 3.460% 10/17/22	325	324
	WESTLAKE AUTOMOBILE 3.610% 10/16/23	764	764
	WESTLAKE AUTOMOBILE 4.100% 6/15/21	70	70
	WORLD OMNI AUTOMOBIL 2.320% 8/15/22	184	183
	WORLD OMNI AUTOMOBIL 2.480% 8/15/22	412	408
	Total Asset-Backed Securities		114,734

	Foreign Sovereign Debt
	REPUBLIC OF COLOMBIA 4.500% 1/28/26	200	200
	UNITED MEXICAN STATE 3.750% 1/11/28	392	367
	UNITED MEXICAN STATE 4.125% 1/21/26	270	264
	UNITED MEXICAN STATE 4.350% 1/15/47	35	30
	Total Foreign Sovereign Debt		861

	Municipal Bonds
	OHIO ST UNIV 4.048% 12/01/56	81	80

	Private Placement Bonds
	P/P ABN AMRO BANK NV 4.750% 7/28/25	250	249
	P/P AIB GROUP PLC 4.750% 10/12/23	290	287
	P/P AIR CANADA 2013- 4.125% 11/15/26	739	732
	P/P AIR CANADA 2015- 3.600% 3/15/27	561	540
	P/P AIR CANADA 2017- 3.300% 1/15/30	75	72
	P/P AIR CANADA 2017- 3.550% 1/15/30	256	245
	P/P AIRBUS SE 3.150% 4/10/27	164	158
	P/P ANGLO AMERICAN 4.000% 9/11/27	200	181
	P/P ANHEUSER-BUSCH 3.650% 2/01/26	410	388
	P/P ANHEUSER-BUSCH 4.700% 2/01/36	448	415
	P/P ANZ NEW ZEALAND 2.750% 1/22/21	300	297
	P/P ANZ NEW ZEALAND 2.850% 8/06/20	250	248
	P/P APT PIPELINES LT 4.200% 3/23/25	170	166
	P/P APT PIPELINES LT 4.250% 7/15/27	102	99
	P/P ATHENE GLOBAL FU 2.750% 4/20/20	127	126
	P/P ATHENE GLOBAL FU 4.000% 1/25/22	103	104
	P/P AUSGRID FINANCE 3.850% 5/01/23	200	200
	P/P AVIATION CAPITAL 3.500% 11/01/27	60	54
	P/P BAE SYSTEMS HOLD 3.800% 10/07/24	130	130
	P/P BANQUE FED CRED 2.000% 4/12/19	200	199

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	P/P BMW US CAPITAL 2.250% 9/15/23	72	67
	P/P BNP PARIBAS 3.500% 3/01/23	220	213
	P/P BOC AVIATION LTD 2.375% 9/15/21	200	193
	P/P BOC AVIATION LTD 2.750% 9/18/22	200	192
	P/P BPCE SA 4.625% 7/11/24	200	197
	P/P BRAMBLES USA INC 5.350% 4/01/20	150	153
	P/P BRITISH AIR 18-1 3.800% 9/20/31	119	117
	P/P BRITISH AIR 18-1 4.125% 9/20/31	309	305
	P/P BROOKLYN UNION 4.273% 3/15/48	100	99
	P/P CADILLAC FAIRVIE 3.875% 3/20/27	201	200
	P/P CANADIAN IMPERIA 2.250% 7/21/20	200	198
	P/P CARGILL INC 3.250% 3/01/23	25	25
	P/P CHEVRON PHILLIPS 3.400% 12/01/26	100	97
	P/P CK HUTCHISON INT 1.875% 10/03/21	200	192
	P/P CLEVELAND ELECTR 3.500% 4/01/28	95	91
	P/P COMMONWEALTH BAN 2.500% 9/18/22	140	135
	P/P COMMONWEALTH BAN 2.850% 5/18/26	110	103
	P/P COMMONWEALTH BAN 3.450% 3/16/23	110	110
	P/P COMMONWEALTH BAN 4.500% 12/09/25	200	196
	P/P COOPERATIEVE RAB 3.875% 9/26/23	250	251
	P/P COX COMMUNICATIO 4.800% 2/01/35	120	109
	P/P CREDIT AGRICOLE 3.250% 10/04/24	250	234
	P/P CREDIT SUISSE GR 3.574% 1/09/23	598	583
	P/P CRH AMERICA FINA 3.400% 5/09/27	200	184
	P/P CVS PASS-THROUGH 4.163% 8/10/36	260	246
	P/P CVS PASS-THROUGH 4.704% 1/10/36	111	109
	P/P CVS PASS-THROUGH 5.773% 1/10/33	77	81
	P/P CVS PASS-THROUGH 5.926% 1/10/34	81	87
	P/P DAIWA SECURITIES 3.129% 4/19/22	64	63
	P/P DIAMOND 1 FIN/DI 6.020% 6/15/26	200	201
	P/P DUQUESNE LIGHT 3.616% 8/01/27	230	217
	P/P ENEL FINANCE INT 3.625% 5/25/27	220	194
	P/P ENEL FINANCE INT 4.625% 9/14/25	200	192
	P/P ENI SPA 4.000% 9/12/23	200	197
	P/P ERAC USA FINANCE 2.600% 12/01/21	100	97
	P/P ERAC USA FINANCE 3.850% 11/15/24	150	149
	P/P GAIF BOND ISSUER 3.400% 9/30/26	95	90
	P/P GLENCORE FUNDING 4.625% 4/29/24	70	69
	P/P GOODMAN US FIN 3.700% 3/15/28	86	82
	P/P GREAT-WEST LIFEC 4.150% 6/03/47	370	345
	P/P GREAT-WEST LIFEC 4.581% 5/17/48	130	131

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	P/P GTP ACQUISITION 3.482% 6/16/25	190	188
	P/P HYUNDAI CAPITAL 2.000% 7/01/19	30	30
	P/P INTESA SANPAOLO 3.875% 7/14/27	200	172
	P/P JACKSON NATL LIF 3.050% 4/29/26	55	52
	P/P JACKSON NATL LIF 3.875% 6/11/25	324	326
	P/P JERSEY CENTRAL 4.300% 1/15/26	50	50
	P/P KEYSPAN GAS EAST 2.742% 8/15/26	200	186
	P/P LIBERTY MUTUAL 6.500% 3/15/35	130	151
	P/P LIBERTY MUTUAL 7.000% 3/15/34	50	61
	P/P MACQUARIE BANK 2.850% 7/29/20	300	297
	P/P MACQUARIE BANK 4.000% 7/29/25	300	299
	P/P MACQUARIE GROUP 6.000% 1/14/20	130	134
*	P/P MET LIFE GLOB FU 3.000% 9/19/27	180	169
	P/P MEXICO CITY ARPT 4.250% 10/31/26	200	178
	P/P MEXICO CITY ARPT 5.500% 7/31/47	207	182
	P/P MID-ATLANTIC INT 4.100% 5/15/28	50	50
	P/P MITSUBISHI UFJ 2.450% 10/16/19	200	199
	P/P MITSUBISHI UFJ 2.650% 10/19/20	200	198
	P/P MITSUBISHI UFJ 2.652% 9/19/22	200	191
	P/P MIZUHO FINANCIAL 2.632% 4/12/21	200	196
	P/P MYLAN INC 3.125% 1/15/23	100	94
	P/P NEW ENGLAND POWE 3.800% 12/05/47	50	46
	P/P NEW YORK LIFE GL 2.000% 4/13/21	35	34
	P/P NEW YORK LIFE GL 2.350% 7/14/26	111	102
	P/P NEW YORK LIFE GL 3.000% 1/10/28	81	77
	P/P NISSAN MOTOR ACC 1.900% 9/14/21	39	37
	P/P NISSAN MOTOR ACC 2.550% 3/08/21	100	97
	P/P NISSAN MOTOR ACC 3.150% 3/15/21	50	49
	P/P NORDEA BANK AB 2.500% 9/17/20	350	345
	P/P NORDEA BANK AB 4.875% 1/27/20	100	102
	P/P NY STATE ELECTRI 3.250% 12/01/26	87	84
	P/P PARKER-HANNIFIN 4.100% 3/01/47	42	40
	P/P PENNSYLVANIA ELE 3.250% 3/15/28	26	24
	P/P PENSKE TRUCK LEA 4.125% 8/01/23	350	349
	P/P PRICOA GLOBAL FU 2.550% 11/24/20	150	148
	P/P PRINCIPAL LFE GL 2.625% 11/19/20	114	113
	P/P PROTECTIVE LIFE 2.700% 11/25/20	200	198
	P/P PRUDENTIAL INSUR 8.300% 7/01/25	300	370
	P/P RELIANCE STAND 2.500% 1/15/20	40	40
	P/P RELIANCE STAND 3.050% 1/20/21	75	74
	P/P RELIANCE STAND 3.850% 9/19/23	155	156

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	P/P SANTANDER UK GRO 4.750% 9/15/25	200	188
	P/P SCENTRE GROUP TR 3.500% 2/12/25	200	194
	P/P SCHLUMBERGER HLD 3.625% 12/21/22	209	208
	P/P SES SA 3.600% 4/04/23	50	49
	P/P SIEMENS FINANCIE 2.900% 5/27/22	250	245
	P/P SOCIETE GENERALE 4.250% 9/14/23	200	199
	P/P SOUTHERN NATURAL 4.800% 3/15/47	35	33
	P/P SPRINT SPECTRUM 3.360% 3/20/23	204	202
	P/P STANDARD CHARTER 3.050% 1/15/21	250	246
	P/P SUMITOMO MITSUI 2.050% 10/18/19	200	198
	P/P SWEDBANK AB 2.200% 3/04/20	200	198
	P/P TEACHERS INSUR 4.270% 5/15/47	70	67
	P/P TEACHERS INSUR 4.900% 9/15/44	40	41
	P/P TEXAS EASTERN TR 3.500% 1/15/28	33	31
	P/P UBS GROUP FUNDIN 3.491% 5/23/23	200	195
	P/P UNITED OVERSEAS 3.200% 4/23/21	200	200
	VR P/P CREDIT SUISSE 4.207% 6/12/24	250	249
	VR P/P DIA-ICHI LIFE 4.000% 12/29/49	200	185
	VR P/P MACQUARIE GRO 3.763% 11/28/28	175	160
	VR P/P MACQUARIE GRO 5.033% 1/15/30	200	197
	VR P/P PACIFIC LIFE 4.300% 10/24/67	64	56
	VR P/P STANDARD CHAR 4.247% 1/20/23	200	198
	Total Private Placement Bonds		21,111

	Total Other Investments		136,786

	Total Investments, at Fair Value		4,414,699

	Fully Benefit Responsive Investment Contracts
	U.S. Government and Agency Obligations
	FEDERAL HOME LOAN BANKS 1.875% 11/29/2021	12,800	12,574
	FFCB 1.23% 9/25/2020	39,665	39,625
	FGOLD 15YR 3.5% 10/01/2020	2	2
	FGOLD 15YR 3.5% 10/01/2025	7	7
	FGOLD 15YR 3.5% 9/01/2025	50	51
	FGOLD 15YR 4% 7/01/2025	662	679
	FGOLD 15YR 3% 1/01/2027	2,278	2,286
	FGOLD 15YR 3% 1/01/2032	945	941
	FGOLD 15YR 3% 1/01/2033	767	765
	FGOLD 15YR 3% 11/01/2025	493	494

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	FGOLD 15YR 3% 11/01/2026	398	399
	FGOLD 15YR 3% 3/01/2027	1,964	1,972
	FGOLD 15YR 3% 3/01/2033	1,452	1,447
	FGOLD 15YR 3.5% 1/01/2021	205	207
	FGOLD 15YR 3.5% 10/01/2025	1,344	1,361
	FGOLD 15YR 3.5% 11/01/2025	71	72
	FGOLD 15YR 3.5% 12/01/2025	787	798
	FGOLD 15YR 3.5% 4/01/2021	47	47
	FGOLD 15YR 3.5% 5/01/2026	35	36
	FGOLD 15YR 3.5% 5/01/2032	2,356	2,386
	FGOLD 15YR 3.5% 6/01/2026	678	686
	FGOLD 15YR 3.5% 7/01/2026	1,058	1,070
	FGOLD 15YR 3.5% 8/01/2026	646	654
	FGOLD 15YR 4% 10/01/2025	21	22
	FGOLD 15YR 4% 3/01/2026	73	75
	FGOLD 15YR 4% 5/01/2026	249	256
	FGOLD 15YR 4% 6/01/2024	138	142
	FGOLD 15YR 4% 6/01/2025	25	26
	FGOLD 15YR 4% 6/01/2026	1,593	1,634
	FGOLD 15YR GIANT 3% 1/01/2027	597	600
	FGOLD 15YR GIANT 3% 3/01/2031	1,422	1,417
	FGOLD 15YR GIANT 3% 3/01/2032	1,780	1,774
	FGOLD 15YR GIANT 3% 6/01/2027	562	564
	FGOLD 15YR GIANT 3% 9/01/2030	852	850
	FGOLD 15YR GIANT 3% 9/01/2031	801	799
	FGOLD 15YR GIANT 3.5% 1/01/2027	701	710
	FGOLD 15YR GIANT 3.5% 1/01/2030	230	234
	FGOLD 15YR GIANT 3.5% 10/01/2029	40	40
	FGOLD 15YR GIANT 3.5% 11/01/2025	197	199
	FGOLD 15YR GIANT 3.5% 11/01/2029	572	581
	FGOLD 15YR GIANT 3.5% 11/01/2033	955	968
	FGOLD 15YR GIANT 3.5% 12/01/2033	1,140	1,155
	FGOLD 15YR GIANT 3.5% 3/01/2030	235	238
	FGOLD 15YR GIANT 3.5% 4/01/2029	219	222
	FGOLD 15YR GIANT 3.5% 4/01/2030	471	478
	FGOLD 15YR GIANT 3.5% 5/01/2033	3,580	3,639
	FGOLD 15YR GIANT 3.5% 6/01/2029	326	331
	FGOLD 15YR GIANT 3.5% 7/01/2021	5	5
	FGOLD 15YR GIANT 3.5% 7/01/2029	872	885
	FGOLD 15YR GIANT 3.5% 8/01/2026	54	55
	FGOLD 15YR GIANT 3.5% 8/01/2029	1,336	1,356

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	FGOLD 15YR GIANT 3.5% 8/01/2032	2,807	2,848
	FGOLD 15YR GIANT 3.5% 9/01/2025	219	222
	FGOLD 15YR GIANT 4% 10/01/2025	68	69
	FGOLD 15YR GIANT 4% 11/01/2033	2,213	2,265
	FGOLD 15YR GIANT 4% 5/01/2026	297	304
	FGOLD 15YR GIANT 4% 6/01/2026	473	485
	FHLB 1.375% 11/15/2019	2,650	2,620
	FHLB 1.375% 9/28/2020	5,700	5,585
	FHLMC 2.375% 1/13/2022	475	473
	FHLMC 5/1 HYBRID ARM 4.583% 12/01/2036	139	145
	FHLMC REFERENCE BOND 1.5% 1/17/2020	21,345	21,107
	FHLMC REFERENCE NOTES 1.375% 5/01/2020	33,275	32,761
	FHLMC_11-K014 3.871% 4/25/2021	1,248	1,270
	FHLMC_K007 4.224% 3/25/2020	1,262	1,278
	FHLMC_K009 3.808% 8/25/2020	1,900	1,918
	FHLMC_K714 3.034% 10/25/2020	849	848
	FNMA 15YR 3.5% 1/01/2026	562	569
	FNMA 15YR 3.5% 10/01/2025	322	326
	FNMA 15YR 3.5% 11/01/2025	1,727	1,748
	FNMA 15YR 3.5% 12/01/2025	357	362
	FNMA 15YR 3.5% 12/01/2026	13	14
	FNMA 15YR 3.5% 2/01/2026	525	532
	FNMA 15YR 3.5% 3/01/2026	181	183
	FNMA 15YR 3.5% 8/01/2026	231	234
	FNMA 15YR 3.5% 9/01/2025	45	46
	FNMA 15YR 4% 1/01/2025	28	29
	FNMA 15YR 4% 4/01/2025	415	426
	FNMA 15YR 4% 5/01/2025	246	252
	FNMA 15YR 4% 9/01/2024	298	305
	FNMA 15YR 4% 9/01/2025	15	15
	FNMA 15YR 4.5% 1/01/2025	3	3
	FNMA 15YR 4.5% 3/01/2023	28	29
	FNMA 15YR 4.5% 7/01/2023	21	22
	FNMA 15YR 5% 1/01/2019	1	1
	FNMA 15YR 5% 10/01/2024	161	165
	FNMA 15YR 5% 3/01/2023	21	22
	FNMA 15YR 5.5% 8/01/2023	24	24
	FNMA 15YR 6% 4/01/2023	110	113
	FNMA 10/1 HYBRID ARM 4.249% 10/01/2034	12	13
	FNMA 10/1 HYBRID ARM 4.84% 12/01/2033	5	5
	FNMA 15YR 3% 1/01/2032	1,548	1,545

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	FNMA 15YR 3% 10/01/2030	7,002	7,002
	FNMA 15YR 3% 11/01/2030	1,646	1,647
	FNMA 15YR 3% 11/01/2031	2,132	2,128
	FNMA 15YR 3% 2/01/2030	1,422	1,423
	FNMA 15YR 3% 2/01/2031	6,149	6,137
	FNMA 15YR 3% 2/01/2032	1,507	1,505
	FNMA 15YR 3% 3/01/2031	1,009	1,007
	FNMA 15YR 3% 3/01/2032	787	786
	FNMA 15YR 3% 4/01/2031	972	970
	FNMA 15YR 3% 4/01/2032	854	853
	FNMA 15YR 3% 5/01/2031	2,663	2,659
	FNMA 15YR 3% 7/01/2027	271	272
	FNMA 15YR 3% 7/01/2030	413	413
	FNMA 15YR 3% 7/01/2032	2,197	2,194
	FNMA 15YR 3% 8/01/2031	1,057	1,055
	FNMA 15YR 3% 9/01/2029	1,490	1,491
	FNMA 15YR 3% 9/01/2031	1,901	1,898
	FNMA 15YR 3% 9/01/2032	2,007	2,004
	FNMA 15YR 3.5% 1/01/2026	354	358
	FNMA 15YR 3.5% 1/01/2027	1,115	1,129
	FNMA 15YR 3.5% 1/01/2030	1,824	1,847
	FNMA 15YR 3.5% 10/01/2026	1,751	1,772
	FNMA 15YR 3.5% 10/01/2028	417	424
	FNMA 15YR 3.5% 10/01/2029	114	116
	FNMA 15YR 3.5% 11/01/2027	32	32
	FNMA 15YR 3.5% 11/01/2028	503	512
	FNMA 15YR 3.5% 11/01/2029	435	440
	FNMA 15YR 3.5% 12/01/2025	424	430
	FNMA 15YR 3.5% 12/01/2026	453	459
	FNMA 15YR 3.5% 12/01/2028	210	214
	FNMA 15YR 3.5% 12/01/2029	1,746	1,770
	FNMA 15YR 3.5% 12/01/2032	1,506	1,524
	FNMA 15YR 3.5% 2/01/2026	272	276
	FNMA 15YR 3.5% 2/01/2027	82	83
	FNMA 15YR 3.5% 2/01/2028	8	8
	FNMA 15YR 3.5% 2/01/2029	1,265	1,283
	FNMA 15YR 3.5% 2/01/2031	1,511	1,532
	FNMA 15YR 3.5% 2/01/2032	3,505	3,554
	FNMA 15YR 3.5% 3/01/2032	3,349	3,391
	FNMA 15YR 3.5% 3/01/2033	2,554	2,585
	FNMA 15YR 3.5% 4/01/2026	484	490

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	FNMA 15YR 3.5% 4/01/2030	697	707
	FNMA 15YR 3.5% 4/01/2033	673	681
	FNMA 15YR 3.5% 5/01/2027	263	267
	FNMA 15YR 3.5% 5/01/2029	319	323
	FNMA 15YR 3.5% 6/01/2027	1,660	1,680
	FNMA 15YR 3.5% 6/01/2029	412	418
	FNMA 15YR 3.5% 6/01/2030	773	786
	FNMA 15YR 3.5% 6/01/2032	1,334	1,351
	FNMA 15YR 3.5% 7/01/2029	2,559	2,595
	FNMA 15YR 3.5% 7/01/2032	1,266	1,281
	FNMA 15YR 3.5% 8/01/2026	214	217
	FNMA 15YR 3.5% 8/01/2027	298	302
	FNMA 15YR 3.5% 8/01/2029	1,622	1,645
	FNMA 15YR 3.5% 8/01/2032	2,937	2,974
	FNMA 15YR 3.5% 9/01/2026	1,754	1,776
	FNMA 15YR 3.5% 9/01/2028	1,251	1,266
	FNMA 15YR 3.5% 9/01/2029	2,139	2,168
	FNMA 15YR 4% 1/01/2029	892	912
	FNMA 15YR 4% 11/01/2026	252	258
	FNMA 15YR 4% 5/01/2027	12	13
	FNMA 15YR 4.5% 5/01/2024	149	153
	FNMA 15YR 4.5% 6/01/2026	89	92
	FNMA 15YR 5% 3/01/2023	4	4
	FNMA 15YR 5.5% 4/01/2021	37	38
	FNMA 2.5% 4/13/2021	4,075	4,069
	FNMA 6M LIBOR ARM 3.915% 11/01/2032	31	32
	FNMA 6M LIBOR ARM 4.011% 3/01/2034	114	117
	FNMA 6M LIBOR ARM 4.018% 4/01/2035	87	90
	FNMA 6M LIBOR ARM 4.13% 12/01/2032	124	130
	FNMA 6M LIBOR ARM 4.342% 9/01/2035	253	258
	FNMA 7/1 HYBRID ARM 4.533% 1/01/2036	19	20
	FNMA 7/1 HYBRID ARM 4.587% 1/01/2034	57	59
	FNMA 7/1 HYBRID ARM 4.62% 3/01/2036	34	36
	FNMA_03-W11 5.63136% 6/25/2033	1	1
	FNMA_11-55 3% 7/25/2025	285	285
	FNMA_12-31 1.75% 10/25/2022	891	878
	GNMA_12-142 1.105% 5/16/2037	864	838
	GNMA_12-86 1.55817% 4/16/2040	5	5
	GNMA_13-12 1.41% 10/16/2042	545	520
	GNMA_13-126 1.54% 4/16/2038	498	482
	GNMA_13-146 2% 8/16/2040	598	581

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	GNMA_13-17 1.55835% 10/16/2043	661	630
	GNMA_13-179 1.8% 7/16/2037	428	415
	GNMA_13-194 2.25% 5/16/2038	409	400
	GNMA_13-2 1.6% 12/16/2042	400	389
	GNMA_13-30 1.5% 5/16/2042	1,165	1,111
	GNMA_13-32 1.9% 1/16/2042	1,201	1,151
	GNMA_13-33 1.061% 7/16/2038	1,167	1,094
	GNMA_13-35 1.618% 2/16/2040	1,793	1,715
	GNMA_13-52 1.15% 6/16/2038	1,060	1,003
	GNMA_13-57 1.35% 6/16/2037	1,333	1,279
	GNMA_13-73 1.35% 1/16/2039	1,327	1,252
	GNMA_13-78 1.62443% 7/16/2039	389	372
	GNMA_14-103 1.742% 6/16/2053	1,659	1,613
	GNMA_14-109 2.325% 1/16/2046	1,100	1,080
	GNMA_14-135 2.4% 8/16/2045	1,114	1,090
	GNMA_14-47 2.25% 8/16/2040	49	49
	GNMA_14-64 2.2% 11/16/2046	981	961
	GNMA_14-86 2.65% 11/16/2040	948	938
	GNMA_15-109 2.5279% 2/16/2040	878	862
	GNMA_15-2 2.1% 12/16/2044	1,142	1,113
	GNMA_15-21 2.6% 11/16/2042	828	818
	GNMA_15-5 2.5% 11/16/2039	1,798	1,769
	GNMA_15-78 2.9179% 6/16/2040	704	696
	GNMA_16-39 2.3% 1/16/2043	1,646	1,596
	TREASURY NOTE 1.25% 10/31/2021	63,975	61,846
	TREASURY NOTE 2.625% 11/15/2020	26,800	26,848
	US TII .125 04/15/2022 (T 0.125% 4/15/2022	11,375	11,447
	Total U.S. Government and Agency Obligations		382,513

	Common/Collective Trusts
*	COLUMBIA TRUST DECL DURATION GOVT BOND FUND	5,993	63,161
*	COLUMBIA TRUST GOV MONEY MKT FUND	4,691	4,691
	Total Common/Collective Trusts		67,852

	Pooled Separate Accounts
*	MET LIFE SEPARATE ACCOUNT CONTRACT	628	66,795

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held At End of Year)
 as of December 31, 2018

(a)	(b) Identity of Issuer, Borrower, Lessor, or Similar Party	(c) Number of Shares/ Units or Face Amount (in thousands)	(d) Current Value (in thousands)

	Wrapper Contracts
*	JP MORGAN CHASE I - #AISP01, MATURES 12/31/50, 4.24%		41
	LINCOLN NATIONAL LIFE		7
	MONUMENT LIFE V - #MDS00375TR, MATURES 12/31/50, 4.08%		17
	Total Wrapper Contracts		65

	Total Fully Benefit Responsive Investment Contracts, at Fair Value		517,225

	Adjustment from Fair Value to Contract Value
*	JP MORGAN CHASE I - #AISP01, MATURES 12/31/50, 4.24%		1,389
	LINCOLN NATIONAL LIFE		670
*	MET LIFE - #28972, MATURES 12/31/50, 3.98%		645
*	MET LIFE (SA)- #32745		478
	MONUMENT LIFE V - #MDS00375TR, MATURES 12/31/50, 4.08%		1,563
	PACIFIC LIFE - # 26755, MATURES 12/31/50, 4.00%		743
	PRUDENTIAL GA63690		343
	RBC I - #10903, MATURES 12/31/50, 4.02%		700
	Total Adjustments		6,531

	Total Fully Benefit Responsive Investment Contracts, at Contract Value		523,756

	TOTAL INVESTMENTS		4,938,455

	Loans to Participants
*	Various Loans - 3.25% through 9.50% due through March 2049		81,802
	Loans to Participants Total		81,802

* Indicates party-in-interest

EIN 13-4922250
Plan #: 002

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
 For the Year Ended December 31, 2018

(a) Identity of Issuer, Borrower, Lessor, or Similar Party	(b) Number of Shares/Units or Face Amount (in thousands)	(c) Proceeds of dispositions (in thousands)

CORPORATE DEBT INSTRUMENTS
ABB FINANCE USA INC 3.800% 4/03/28	75	76
ANHEUSER-BUSCH INBEV 4.000% 4/13/28	110	110
ANHEUSER-BUSCH INBEV 4.600% 4/15/48	50	45
CENTERPOINT ENERGY 3.550% 4/01/23	45	45
CITIZENS BANK NA/RI 3.700% 3/29/23	250	249
ESSEX PORTFOLIO LP 4.500% 3/15/48	45	44
GENERAL MILLS INC 4.550% 4/17/38	20	20
HARTFORD FINL SVCS 4.400% 3/15/48	90	92
INGERSOLL-RAND GL HL 3.750% 8/21/28	100	96
MCDONALD'S CORP 3.350% 4/01/23	45	45
MCDONALD'S CORP 4.450% 3/01/47	35	35
MCKESSON CORP 3.950% 2/16/28	27	26
MPLX LP 4.000% 3/15/28	78	76
NUTRIEN LTD 3.000% 4/01/25	150	138
STRYKER CORP 3.650% 3/07/28	60	59
VALERO ENERGY PARTNE 4.500% 3/15/28	55	54
WELLTOWER INC 4.250% 4/15/28	65	63
WESTPAC BANKING CORP 3.400% 1/25/28	110	105

PRIVATE PLACEMENT BONDS
P/P AT&T INC 4.900% 8/15/37	324	323
P/P COMMONWEALTH BAN 3.900% 3/16/28	110	108
P/P NVENT FINANCE SA 4.550% 4/15/28	98	98
P/P PETROLEOS MEXICA 5.350% 2/12/28	71	71
P/P PETROLEOS MEXICA 6.500% 1/23/29	88	88
P/P TENCENT HOLDINGS 3.595% 1/19/28	200	185
VR P/P MACQUARIE GRO 4.654% 3/27/29	100	99

SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS RETIREMENT SAVINGS PLAN

Date: June 20, 2019	By	/s/ Rita Pang
Rita Pang
Employee Benefits Administration Committee

EXHIBIT INDEX

Exhibit Number	Description	How Filed
23	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	Electronically filed herewith

E-1